UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

CELLU TISSUE HOLDINGS, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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CELLU TISSUE HOLDINGS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JULY 22, 2010

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Cellu Tissue Holdings, Inc. will be held at the offices of King & Spalding LLP located at 1180 Peachtree Street, N.E., Atlanta, Georgia 30309, on Thursday, July 22, 2010, at 3:00 p.m. local time, for the following purposes:

(1) to elect the two directors nominated by the board of directors and listed in this Proxy Statement for a three-year term,

(2) to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Only the holders of record of common stock of Cellu Tissue Holdings, Inc. at the close of business on June 21, 2010 are entitled to notice of and to vote at the Annual Meeting of Stockholders and any adjournment or postponement of the Annual Meeting. A list of stockholders as of the close of business on June 21, 2010 will be available at the Annual Meeting for examination by any stockholder, his agent or his attorney.

Your attention is directed to the Proxy Statement provided with this Notice.

By Order of the Board of Directors,

W. Edwin Litton

General Counsel, Senior Vice President

and Corporate Secretary

Alpharetta, Georgia

June 25, 2010

Your vote is important. Whether or not you expect to attend the Annual Meeting, please vote your shares by signing and dating the proxy card and returning it in the envelope enclosed. If you are a stockholder of record and you attend the Annual Meeting, you may revoke the proxy and vote your shares in person. If you are a beneficial owner and you have a legal proxy to vote your shares, you may vote in person at the Annual Meeting.

If you hold shares of common stock through a bank, broker or other nominee, your bank, broker or other nominee will vote your shares for you if you provide instructions on how to vote the shares. In the absence of instructions, your bank, broker or other nominee can only vote your shares on certain limited matters, but will not be able to vote your shares on other matters. It is important that you provide voting instructions because banks, brokers and other nominees no longer have the authority to vote your shares for the election of directors without instructions from you.

Important Notice regarding the Availability of Proxy Materials for the Annual Meeting to be held on July 22, 2010: The Proxy Statement and Annual Report to security holders are available at http://www.cellutissue.com/proxy.pdf.

i

CELLU TISSUE HOLDINGS, INC.

1855 Lockeway Drive, Suite 501

Alpharetta, Georgia 30004

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JULY 22, 2010

GENERAL INFORMATION

The Board of Directors (the “Board”) of Cellu Tissue Holdings, Inc. (“we,” “our,” “us,” the “Company” or “Cellu Tissue”) is furnishing this information in connection with the 2010 Annual Meeting of Stockholders (“Annual Meeting”) of Cellu Tissue Holdings, Inc. to be held on Thursday, July 22, 2010, at the offices of King & Spalding LLP located at 1180 Peachtree Street, N.E., Atlanta, Georgia 30309, beginning promptly at 3:00 p.m. local time. We expect to begin mailing this Proxy Statement and the enclosed proxy on or about June 25, 2010.

All properly executed written proxies that are delivered pursuant to this solicitation will be voted at the Annual Meeting in accordance with directions given in the proxy, unless the proxy is revoked prior to completion of voting at the meeting.

Only owners of record of shares of common stock of the Company at the close of business on June 21, 2010, the record date, are entitled to vote at the Annual Meeting, or any adjournment or postponements of the Annual Meeting.

QUESTIONS RELATING TO THIS PROXY STATEMENT

Why is this Proxy Statement being made available?

Our board of directors has made this Proxy Statement available to you because you own shares of our common stock. This Proxy Statement describes issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision.

When you vote by signing and returning a proxy card, you appoint Russell C. Taylor and W. Edwin Litton as your representatives at the Annual Meeting. Messrs. Taylor and Litton will vote your shares at the Annual Meeting as you have instructed them. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, it is a good idea to vote by signing, dating and returning your proxy card in advance of the Annual Meeting just in case your plans change.

If an issue comes up for vote at the Annual Meeting other than the proposals described in this Proxy Statement, Messrs. Taylor and Litton will vote your shares, under your proxy, at their discretion.

What is the record date?

The record date is June 21, 2010. Only holders of record of common stock as of the close of business on this date will be entitled to notice of and to vote at the Annual Meeting.

How many shares are outstanding?

As of the record date, we had 20,186,892 shares of common stock outstanding. Only shares of common stock outstanding as of the record date will be eligible to vote at the Annual Meeting. Each holder of common stock on the record date is entitled to one vote for each share of common stock held.

What am I voting on?

You are being asked to vote on the following the election of the two directors nominated by the Board and listed in this Proxy Statement for a three-year term.

No cumulative voting rights are authorized, and dissenters’ rights are not applicable to the matters being voted upon.

How do I vote?

If you are a registered stockholder, meaning that your shares are registered in your name, you have two voting options. You may vote:

•	by signing, dating and mailing your proxy card in the prepaid and addressed envelope enclosed therewith, or

•	by attending the Annual Meeting and voting in person.

Please follow the directions in the proxy card you received carefully.

Are voting procedures different if I hold my shares in the name of a broker, bank or other nominee?

If your shares are held in “street name” through a broker, bank or other nominee, please refer to the instructions they provide regarding how to vote your shares or revoke your voting instructions. The availability of telephone and Internet voting through your broker, bank or other nominee depends on the voting processes of the broker, bank or other nominee. Street name holders may vote in person only if they have a legal proxy to vote their shares as described below. If you have questions about voting your shares, you should contact your broker, bank or other nominee.

What if I sign and return my proxy card but do not provide voting instructions?

If you sign and return a proxy card but do not provide voting instructions, your shares will be voted for the two directors nominated by the Board and listed in this Proxy.

Can all stockholders vote in person at the Annual Meeting?

We will pass out written ballots to anyone who wants to vote at the Annual Meeting. If you hold your shares through a broker, bank or other nominee, you must bring with you a legal proxy from your broker, bank or other nominee authorizing you to vote such shares in order to vote in person at the Annual Meeting. You must request a legal proxy through your broker, bank or other nominee. Please note that if you request a legal proxy, any previously submitted proxy will be revoked and your shares will not be voted unless you attend the Annual Meeting and vote in person or legally appoint another proxy to vote on your behalf.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with the transfer agent and/or with a broker, bank or other nominee. You will need to vote separately with respect to each proxy card you received. Please vote all of the shares you own.

What if I change my mind after I vote my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	signing and returning another proxy card with a later date,

•	voting in person at the Annual Meeting, or

•	giving written notice to the Corporate Secretary of Cellu Tissue.

Please note that street name holders cannot vote in person at the Annual Meeting unless they have a legal proxy.

How many votes do you need to hold the Annual Meeting?

In order for us to conduct the Annual Meeting, we must have a quorum, which means that a majority of our outstanding shares of common stock as of the record date must be present in person or represented by proxy at the Annual Meeting. Your shares will be counted as present at the Annual Meeting if you:

•	properly submit a proxy card (even if you do not provide voting instructions), or

•	attend the Annual Meeting and vote in person.

Will my shares be voted if I do not sign, date and return my proxy card or vote in person at the Annual Meeting?

If you are a registered stockholder, meaning that your shares are registered in your name, and you do not vote by signing, dating and returning your proxy card or by voting in person at the Annual Meeting, then your shares will not be voted and will not count in deciding the matters presented for consideration in this Proxy Statement.

If your shares are held in street name and you do not vote your shares, your broker, bank or other nominee may vote your shares on your behalf under certain circumstances.

On certain “routine” matters brokerage firms have authority under New York Stock Exchange (“NYSE”) rules to vote their customers’ shares if their customers do not provide voting instructions. When a brokerage firm votes its customers’ shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the Annual Meeting and in determining the number of shares voted for or against the routine matter.

On “non-routine” matters, including the election of directors described in this Proxy Statement, if the brokerage firm has not received instructions from the stockholder, the brokerage firm cannot vote the shares on that proposal. Accordingly, it is particularly important that you provide voting instructions to your brokerage firm, so that your shares may be voted in the election of directors.

When a brokerage firm does not have the authority to vote its customers’ shares or does not exercise its authority, these are referred to as “broker non-votes.” Broker non-votes are only counted for establishing a quorum and will have no effect on the outcome of the vote.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This action ensures your shares will be voted at the Annual Meeting.

How are votes counted?

For “Proposal 1 — Election of Directors,” you may vote for all nominees, withhold from all nominees or withhold from one nominee and for the remaining nominee.

How many votes are needed to elect directors?

Directors are elected by a plurality vote. As a result, the two director nominees receiving the highest number of for votes will be elected as directors. If you hold shares of common stock through a bank, broker or other nominee, your bank, broker or other nominee will vote your shares for you only if you provide instructions on how to vote the shares. In the absence of instructions, however, banks, brokers and other nominees no longer have the authority to vote your shares for the election of directors. Accordingly, it is particularly important that you provide voting instructions to your bank, broker or other nominee, so that your shares may be voted in the election of directors.

What happens if a director nominee is unable to stand for election?

The board of directors may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter event, shares represented by proxies will be voted for the substitute nominee designated by the board of directors. Proxies cannot be voted for more than two director nominees at the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will publish the final results in a current report on Form 8-K within four business days of the Annual Meeting. We will file that report with the Securities and Exchange Commission (“SEC”), and you can get a copy from:

•	our website at www.cellutissue.com by clicking on the Investor Relations tab, followed by the SEC Filings link,

•	the SEC’s website at www.sec.gov,

•	the SEC at (800) SEC-0330, or

•	our Corporate Secretary at Cellu Tissue Holdings, Inc., 1855 Lockeway Drive, Suite 501, Alpharetta, Georgia 30004.

Who will pay for the costs of soliciting proxies?

We will bear the costs of soliciting proxies. In an effort to have as large a representation at the Annual Meeting as possible, one or more of our employees, in certain instances, may personally make special solicitations of proxies either by telephone or mail. We also will reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy materials to the beneficial owners of our common stock.

How can I obtain a copy of the 2010 Annual Report to Stockholders and the Annual Report on Form 10-K for the year ended February 28, 2010?

Our Annual Report to Stockholders for the year ended February 28, 2010, which includes our Annual Report on Form 10-K for the year ended February 28, 2010, is available at http://www.cellutissue.com/proxy.pdf, and accompanies this Proxy Statement.

This report may also be accessed through our website at www.cellutissue.com by clicking on the Investor Relations tab, followed by the SEC Filings link. In addition, our Annual Report on Form 10-K for the year ended February 28, 2010, is available from the SEC’s website at www.sec.gov. At the written request of any stockholder who owns common stock as of the close of business on the record date, we will provide, without charge, paper copies of our Annual Report on Form 10-K, including the financial statements and financial statement schedule, as filed with the SEC, except exhibits thereto. If requested by eligible stockholders, we will provide copies of the exhibits for a reasonable fee. You can request copies of our Annual Report on Form 10-K by following the instructions on the Notice of Internet Availability of Proxy Materials or by mailing a written request to:

Cellu Tissue Holdings, Inc.

1855 Lockeway Drive

Suite 501

Alpharetta, Georgia 30004

Attention: Corporate Secretary

How do I obtain directions to attend the Annual Meeting and vote in person?

Directions to the Annual Meeting are located at http://www.cellutissue.com/annualmeetingdirections.pdf.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our bylaws provide that the number of directors shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board. Currently, our Board consists of seven members. The members of the Board are divided into three classes and are serving the following initial terms:

•	Class I, whose initial term will expire at the Annual Meeting;

•	Class II, whose initial term will expire at the annual meeting of stockholders to be held in 2011; and

•	Class III, whose initial term will expire at the annual meeting of stockholders to be held in 2012.

The term of each of David L. Ferguson and Russell C. Taylor, our Class I directors, expires at the Annual Meeting. Upon the recommendation of our independent Compensation, Nominating and Corporate Governance Committee, Messrs. Ferguson and Taylor have been nominated for re-election at the Annual Meeting. If elected, Messrs. Ferguson and Taylor will hold office for a three-year term until the annual meeting of stockholders to be held in 2013. Mr. Ferguson was nominated to the board by Weston Presidio V, L.P. (“Weston Presidio”) pursuant to the Shareholders’ Agreement dated January 27, 2010 (the “Shareholders’ Agreement”). See “Certain Relationships and Related Person Transactions” below for more information.

In addition, at the annual meeting of stockholders to be held in 2011, the Class II directors will be elected for a term expiring at the annual meeting of stockholders to be held in 2013, and at the annual meeting of stockholders to be held in 2012, the Class III directors will be elected for a term expiring at the annual meeting of stockholders to be held in 2013. However, beginning with the annual meeting of stockholders to be held in 2013, all of our directors, Classes I, II and III, will be elected for a one-year term expiring at the next annual meeting of stockholders and until his or her successor shall be elected and qualified. Messrs. Ulsh and Ziessler are our current Class II directors, and Messrs. Honey and Troy and Ms. Jamison are our current Class III directors.

Biographical information about our directors and our nominees for director and the experience, qualifications, attributes and skills considered by our Compensation, Nominating and Corporate Governance Committee and the Board in determining that the director or nominee for director should serve as a director appears below. For additional information about how we identify and evaluate nominees for director, see “Corporate Governance — Selection of Director Nominees” below.

Director Nominees for Terms Expiring at the 2013 Annual Meeting

Russell C. Taylor, 53, has been our President and Chief Executive Officer since October 2001. Mr. Taylor became a member of our Board upon assuming his role as Chief Executive Officer in October 2001. Prior to joining us in 2001, he was employed by Kimberly-Clark Corporation, a manufacturer of personal care paper products, from May 1997 to January 1999 as President, Kimberly-Clark, Professional/Pulp, North America/Europe, and from January 1999 to October 2001 as group president, Kimberly-Clark, Professional Pulp/Tissue Paper/Environmental, North America/Europe.

We believe Mr. Taylor’s day-to-day leadership as our President and Chief Executive Officer and extensive background in the paper industry provide him with a unique understanding of our opportunities, challenges and operations, and qualify him to serve as a director.

David L. Ferguson, 55, was appointed to our Board in June 2006. Mr. Ferguson is a partner with Weston Presidio, which he joined in 2003. Mr. Ferguson performs investment activities and portfolio company management for Weston Presidio. Prior to Weston Presidio, Mr. Ferguson was a general partner of JP Morgan Partners. His prior work experience includes Bankers Trust New York Corporation and Prudential Securities, as well as the audit departments of KPMG Peat Marwick and Deloitte & Touche. In addition to Cellu Tissue, Mr. Ferguson is currently a member of the boards of directors of MacDermid, Inc., Evenflo Company, Inc. and Robbins Bros. Jewelry.

We believe Mr. Ferguson’s experience in evaluating and understanding businesses across a range of industries and his financial background qualify him to serve as a director.

The board of directors recommends a vote FOR the two director nominees.

Directors with Terms Expiring at the 2011 Annual Meeting

Gordon A. Ulsh, 64, was appointed to our Board in January 2010. Mr. Ulsh has been the President, Chief Executive Officer and member of the board of directors of Exide Technologies, a provider of stored electrical energy products and services for industrial and transportation applications, since April 2005. Mr. Ulsh has announced his intention to retire from Exide Technologies effective July 26, 2010. From 2001 until March 2005, Mr. Ulsh was Chairman, President and Chief Executive Officer of FleetPride Inc., an independent aftermarket distributor of heavy-duty truck parts. Prior to joining FleetPride in 2001, Mr. Ulsh worked with Ripplewood Equity Partners, providing analysis of automotive industry segments for investment opportunities. Mr. Ulsh served as President and Chief Operating Officer of Federal-Mogul Corporation in 1999 and as head of its Worldwide Aftermarket Division in 1998. Prior to Federal-Mogul, he held a number of leadership positions with Cooper Industries, including Executive Vice President of its automotive products segment. Mr. Ulsh joined Cooper’s Wagner Lighting business unit in 1984 as Vice President of Operations, following 16 years in manufacturing and engineering management at Ford Motor Company. Mr. Ulsh also serves on the board of directors of OM Group, Inc.

We believe Mr. Ulsh’s experience as the chief executive officer of more than one public company, including a large, global business enterprise, and expertise in sales and distribution qualify him to serve as a director.

Steven D. Ziessler, 50, was appointed to our Board in January 2010 and has been our President, Tissue & Machine-Glazed and Chief Operating Officer since August 2005. Previously, Mr. Ziessler was employed by Kimberly-Clark Corporation as Vice President, Global Health Care from January 2005 to April 2005; President, Kimberly-Clark Professional Europe from 2003 to 2004; and Vice President of Kimberly-Clark Professional North America from 1999 to 2003.

We believe Mr. Ziessler’s over 25 years of experience in the paper industry and vast knowledge of our business and operations qualify him to serve as a director.

Directors with Terms Expiring at the 2012 Annual Meeting

R. Sean Honey, 39, was appointed to our Board in June 2006 and has served as Chairman since that date. Mr. Honey is a partner with Weston Presidio, which he joined in 1999. Mr. Honey performs investment activities and portfolio company management for Weston Presidio. Prior to Weston Presidio, Mr. Honey was an associate with JP Morgan Capital (the predecessor to JP Morgan Partners), where he focused on growth investments and buyouts of consumer, healthcare and industrial companies. Mr. Honey also worked in the mergers and acquisitions group at JPMorgan. In addition to Cellu Tissue, Mr. Honey currently serves on the boards of directors of Apple American Group, Nebraska Book Company and Purcell Systems.

We believe Mr. Honey’s experience in evaluating and understanding businesses across a range of industries and his financial background qualify him to serve as a director.

Cynthia T. Jamison, 50, was appointed to our Board in January 2010. Ms. Jamison is a Senior Partner at Tatum, LLC, a provider of executive services, executive consulting and executive search. Prior to her current role Ms. Jamison was the National Director of CFO Services at Tatum beginning in August 2005. Prior to August 2005, Ms. Jamison served as an engagement partner at Tatum. As a Tatum partner, Ms. Jamison has held several chief financial officer positions for its clients, including (currently) AquaSpy, Inc., Cosi, Inc., Savista Corporation, Near North Insurance, Inc., CultureWorx, Inc. and Illinois Superconductor Corporation. Prior to joining Tatum, Ms. Jamison served as the chief financial officer of Chart House Enterprises and previously held various financial positions at Allied Domecq Retailing USA, Kraft General Foods and Arthur Andersen. Ms. Jamison currently serves on the boards of directors of B&G Foods, Inc. and Tractor Supply Company, Inc.

We believe Ms. Jamison’s financial background, extensive experience as a chief financial officer and service on other public company boards qualify her to serve as a director. We also value Ms. Jamison’s contributions as one of our Audit Committee financial experts.

Joseph J. Troy, 46, was appointed to our Board in January 2010. Mr. Troy has been the Chairman and Chief Financial Officer of GuardianLion Wireless, LLC, a developer of unique personal locator devices, since January 2009. From March 2000 until December 2008, Mr. Troy held various senior leadership positions with Walter Industries, Inc., a multi-industry conglomerate and producer and exporter of premium hard coking coal for the global steel industry. From February 2008 until December 2008, Mr. Troy served as the Executive Vice President of Structured Finance for JWH Holding Company, LLC, Walter Industries’ financing and homebuilding business. Mr. Troy also previously served as Executive Vice President, Chief Financial Officer of Walter Industries, Inc., from August 2006 until February 2008, and as Senior Vice President—Financial Services, President of Walter Mortgage Company and Senior Vice President and Treasurer of Walter Industries, Inc. from November 2000 until August 2006. Prior to Walter Industries, Mr. Troy held various banking positions with NationsBank and its predecessor institutions.

We believe Mr. Troy’s perspective gained through his experience with chief responsibility for financial and accounting issues as a chief financial officer and experience as an executive of a multi-industry global conglomerate qualify him as a director. We also value Mr. Troy’s contributions as one of our Audit Committee financial experts.

CORPORATE GOVERNANCE

Committees of the Board of Directors

Audit Committee. Our Audit Committee currently consists of Messrs. Troy and Ulsh and Ms. Jamison, and Ms. Jamison serves as Chair of the committee. Prior to the listing of our common stock with the NYSE on January 22, 2010, our audit committee consisted of Messrs. Honey and Ferguson. Effective upon the listing of our common stock with the NYSE, Ms. Jamison was appointed as the sole member of the audit committee, and effective upon the completion of our initial public offering on January 27, 2010 (“IPO”), Messrs. Troy and Ulsh were appointed to our audit committee. Our board has affirmatively determined that each of Messrs. Troy and Ulsh and Ms. Jamison meets the definition of “independent director” for purposes of the NYSE rules, the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and our Corporate Governance Guidelines. Our Board has also determined that Ms. Jamison and Mr. Troy qualify as “audit committee financial experts” under Securities and Exchange Commission rules and regulations. Previously, our Board had determined that none of the then current Audit Committee members qualified as an audit committee financial expert; however the Board believed that the then current members had sufficient expertise to have previously acted as members of the Audit Committee.

Our Audit Committee is responsible for, among other matters:

•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•	discussing with our independent registered public accounting firm their independence from management;

•	reviewing with our independent registered public accounting firm the scope and results of their audit;

•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•

overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the Securities and Exchange Commission;

•	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and

•	reviewing and approving related person transactions.

During fiscal year 2010, the Audit Committee held 4 meetings. The Audit Committee chair also held other meetings with management and/or our independent registered public accounting firm during the year.

Compensation, Nominating and Corporate Governance Committee. We currently have a Compensation, Nominating and Corporate Governance Committee consisting of Messrs. Ferguson, Troy and Ulsh, and Mr. Ferguson serves as Chair of the committee. Our Board has affirmatively determined that each committee member meets the definition of “independent director” under the NYSE listing standards for serving on the Compensation, Nominating and Corporate Governance Committee and our Corporate Governance Guidelines. Prior to our IPO, we had a compensation committee which consisted of Messrs. Honey and Ferguson.

The Compensation, Nominating and Corporate Governance Committee is responsible for, among other matters:

•	annually reviewing and approving our goals and objectives for executive compensation;

•

annually reviewing and approving for the chief executive officer and other executive officers (1) the annual base salary level, (2) the annual cash incentive opportunity level, (3) the long-term incentive opportunity level, and (4) any special or supplemental benefits or perquisites;

•	reviewing and approving employment agreements, severance arrangements and change of control agreements for the chief executive officer and other executive officers, as appropriate;

•	making recommendations and reports to the board of directors concerning matters of executive compensation;

•	administering our executive incentive plans;

•	reviewing compensation plans, programs and policies;

•	developing and recommending criteria for selecting new directors;

•	screening and recommending to the board of directors individuals qualified to become executive officers; and

•	handling such other matters that are specifically delegated to the compensation, nominating and corporate governance committee by the board of directors from time to time.

During fiscal year 2010, the Compensation, Nominating and Corporate Governance Committee held 1 meeting. See “Compensation Discussion and Analysis” for a description of the processes and procedures of the compensation, nominating and corporate governance committee and for additional information regarding the committee’s role and management’s role in determining compensation for executive officers and directors.

In accordance with our Corporate Governance Guidelines, the Compensation, Nominating and Corporate Governance Committee, in consultation with the Chairman and the Chief Executive Officer, periodically reviews committee assignments and makes recommendations to the Board for rotations of assignments and appointment of chairpersons, as appropriate.

Committee Charters and Corporate Governance Guidelines

The charters of each of the Audit Committee and the Compensation, Nominating and Corporate Governance Committee and our Corporate Governance Guidelines may be accessed on our website at www.cellutissue.com by clicking on the Investor Relations tab, followed by the Corporate Governance link, and are available in print upon request from our Corporate Secretary.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics, which is applicable to all directors and employees, including our senior executive and financial officers. The Code of Business Conduct and Ethics is available on our website at www.cellutissue.com by clicking on the Investor Relations tab, followed by the Corporate Governance link, and is available in print upon request from our Corporate Secretary. Any amendments to, or waivers of, the Code of Business Conduct and Ethics will be disclosed on our website promptly following the date of such amendment or waiver.

Selection of Director Nominees

General Criteria and Process

It is the Compensation, Nominating and Corporate Governance Committee’s responsibility to review and recommend to the Board nominees for director and to identify one or more candidates to fill any vacancies that may occur on the Board. As expressed in our Corporate Governance Guidelines, we believe that candidates should possess the highest personal and professional ethics, integrity, values, ability and judgment; understand the Company’s business environment; have the ability to make independent analytical inquiries and judgments; have the skills and experience in the context of the needs of the Board and have a breadth of business and organizational skills, background and experience.

We have not adopted a formal policy with respect to diversity. Our Board currently believes that, while diversity and variety of experiences and viewpoints represented on the Board should always be considered, a director nominee should not be chosen solely or largely because of race, gender, national origin or sexual orientation or identity. Under the charter of the Compensation, Nominating and Corporate Governance Committee, the Committee is responsible for recommending to the Board for approval desired board skills and attributes, including those described in the Corporate Governance Guidelines. In selecting a nominee, the Compensation, Nominating and Corporate Governance Committee focuses on skills, expertise or background that would complement the existing Board.

The Compensation, Nominating and Corporate Governance Committee also believes that directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the board of directors for an extended period of time. Our Corporate Governance Guidelines prohibit a director from serving on more than four other public company boards at any time, unless the Compensation, Nominating and Corporate Governance Committee determines otherwise.

The Compensation, Nominating and Corporate Governance Committee may use a variety of sources to identify new candidates. New candidates may be identified through recommendations from independent directors or management, third-party search firms and stockholder recommendations. The Compensation, Nominating and Corporate Governance Committee typically evaluates each prospective candidate’s background and qualifications. After completing an evaluation, prospective candidates are recommended to the full Board by the Compensation, Nominating and Corporate Governance Committee, with the full Board selecting the candidates to be nominated for election by the stockholders or to be elected by the Board to fill a vacancy.

Stockholder Recommendation of Nominees

We have adopted a policy regarding the consideration of director candidates recommended to our Compensation, Nominating and Corporate Governance Committee by stockholders. Stockholders who wish to recommend candidates for consideration by the committee may submit their recommendations in writing to our Corporate Secretary at 1855 Lockeway Drive, Suite 501, Alpharetta, Georgia 30004, labeled “Director Candidate Recommendation”, and such recommendation must be received by us in accordance with and include the information required by the advance notice provision in our bylaws. The committee will consider and evaluate these stockholder recommendations in the same manner as it evaluates and recommends candidates recommended from other sources to the Board for submission to the stockholders at each annual meeting. For additional important information regarding stockholder nominations of directors and stockholder proposals, please see the “Other Matters” section of this Proxy Statement.

Director Independence

As part of our Corporate Governance Guidelines, we have established director independence standards which are set forth in our Corporate Governance Guidelines, which may be accessed on our website at www.cellutissue.com by clicking on the Investor Relations tab, followed by the Corporate Governance link. Our director independence standards meet or exceed the requirements of SEC rules and regulations and the NYSE listing standards.

As required by the Corporate Governance Guidelines, the Board reviewed and analyzed the independence of each director and director nominee. The purpose of the review was to determine whether any particular relationships or transactions involving directors or their affiliates or immediate family members were inconsistent with a determination that the director is independent for purposes of serving on the Board and its committees. During this review, the Board examined whether there were any transactions and/or relationships between directors or their affiliates or immediate family members and the Company and the substance of any such transactions or relationships.

Under our Corporate Governance Guidelines, a director who ceases to be independent following a determination that he or she no longer meets the definition of an independent director under our director independence standards must offer to resign from the Board effective as of the date of such change. The Board, through the Compensation, Nominating and Corporate Governance Committee, will then review the appropriateness of continued Board membership under the changed circumstances.

As a result of this review, the Board affirmatively determined that the following directors and nominees are independent for purposes of serving on the Board and meet the requirements set forth in our director independence standards: Messrs. Honey, Ferguson, Troy and Ulsh and Ms. Jamison. The Board further determined that all current members of the Audit Committee and Compensation, Nominating and Corporate Governance Committee are independent. Messrs. Taylor and Ziessler are not considered independent because they serve as our chief executive officer and chief operating officer, respectively.

Board Leadership Structure and Role in Risk Oversight

Board Leadership Structure

Mr. Honey has served as the Chairman of our Board since June 2006. Although our Corporate Governance Guidelines provide that we do not have a formal policy on whether the role of the Chief Executive Officer and Chairman should be separate, we believe that having Mr. Honey serve as an independent Chairman under our director independence standards and the NYSE listing standards is preferable at this time. Our Chairman provides leadership to ensure that the board functions in an independent, cohesive fashion.

We believe it is currently beneficial to the Company to have a non-executive Chairman who is responsible for leading the Board. We also believe our President and Chief Executive Officer should be principally responsible for running the Company, while our Chairman is responsible for running the Board. The Board has considered the time that is required of Mr. Taylor as Chief Executive Officer and believes that by having another director serve as Chairman of the Board, Mr. Taylor is able to focus his entire energy on running Cellu Tissue. Under our Corporate Governance Guidelines and our bylaws, our Chairman:

•	provides leadership to the Board and serves as a liaison between the non-management directors and the Company’s management;

•	presides at Board meetings, executive sessions of non-management directors and stockholder meetings;

•	consults on agendas for each Board meeting;

•	reviews and recommends any changes to committee chairs and membership in consultation with the Compensation, Nominating and Corporate Governance Committee and Chief Executive Officer; and

•	extends invitations to join the Board to director candidates.

The Board determines its leadership structure from time to time. As part of the annual Board self-evaluation process, the Compensation, Nominating and Corporate Governance Committee and the Board evaluate the Board’s leadership structure to ensure that the structure is appropriate for Cellu Tissue and its stockholders. We recognize that different board leadership structures may be appropriate for Cellu Tissue in the future, depending upon applicable circumstances. However, the Board believes the current leadership structure, with Mr. Taylor as Chief Executive Officer and Mr. Honey as Chairman of the Board, is the appropriate structure for Cellu Tissue at this time.

Risk Oversight

Under our Corporate Governance Guidelines, our board of directors assesses major risks and opportunities facing the Company and reviews options for risk mitigation. Pursuant to the Corporate Governance Guidelines and the Charter of our Audit Committee, the Audit Committee is primarily responsible for reviewing policies with respect to risk and fraud assessment and risk and fraud management and meeting periodically with management, our internal auditors and our independent auditors to review the results of risk and fraud assessments conducted by management. The Audit Committee periodically receives reports from management regarding the Company’s assessment of risks. The Audit Committee also reports regularly on these matters to the full Board, which the Board considers in assessing the Company’s risk profile. While the Board oversees the Company’s risk management, the Company’s management is responsible for the day-to-day risk management process. We believe this division of responsibilities is an effective approach for addressing the risks the Company faces, and the leadership structure of our Board supports the effective oversight of the Company’s risk management.

Meetings of the Board of Directors

During fiscal year 2010, our Board held 8 meetings. All directors attended 75% of the aggregate of all Board and committee meetings on which he or she served during fiscal year 2010. Directors are encouraged, but not required, to attend the annual stockholders meeting.

Executive Sessions of Non-Employee Directors

Pursuant to our Corporate Governance Guidelines, it is the policy of the Board for non-employee directors to meet in executive session at least four times annually. R. Sean Honey, our non-executive Chairman of the Board, presides at regularly scheduled executive sessions of our non-employee directors.

Compensation of Directors

In January 2010, the Compensation Committee adopted the compensation plan for the Board of Directors that sets forth the annual retainers, meeting fees and equity compensation payable to the non-employee directors. Pursuant to this plan, for 2010, our non-employee directors each received:

•	an annual retainer of $30,000,

•	meeting fees of $1,500 for each in-person meeting and $1,000 for each telephonic meeting of the board of directors and its committees,

•

a grant of restricted stock a grant date fair value of $25,000, plus each director filed an 83(b) election and the Company agreed to pay any income taxes incurred by the directors in connection with the grant, and

•	a grant of stock options with a grant date fair value of $35,000.

The following annual supplemental retainers also are paid as applicable: $10,000 for each of the Audit Committee Chair and the Compensation, Nominating and Governance Committee Chair, and $20,000 for the Chair of the Board of Directors. In addition, we reimburse our directors for their reasonable expenses incurred in attending meetings of our board of directors and its committees. Our employees do not receive any additional compensation for serving on the board of directors.

The following table provides the fiscal 2010 compensation information for each non-employee member of the board of directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Stock Options ($)(2)	Total Compensation ($)(2)

David L. Ferguson	42,500	25,000	35,000	102,500

R. Sean Honey	51,000	25,000	35,000	111,000

Cynthia T. Jamison.	42,500	25,000	35,000	102,500

Joseph J. Troy	32,500	25,000	35,000	92,500

Gordon A. Ulsh	32,500	25,000	35,000	92,500

(1)	Each non-employee director received a grant of 1,923 restricted shares of stock on January 27, 2010. The restricted stock vests 100% on January 27, 2011. The amounts in the stock award column reflect the aggregate grant date fair value of the awards, in accordance with FASB ASC Topic 718. Pursuant to SEC rules, these values are not reduced by an estimate for the probability of forfeiture. Assumptions used in the calculation of these amounts are included in Note 4 to the consolidated financial statements included in our Annual Report of Form 10-K filed with the SEC on April 30, 2010. The grant date fair value, calculated in accordance with FASB ASC Topic 718, for each restricted share on January 27, 2010 was based upon the initial public offering price of $13.00 for a total grant date fair value of $25,000.

(2)	Each non-employee director received a grant of 4,654 stock options on January 27, 2010. The stock options vest 100% on January 27, 2011. The amounts in the stock award column reflect the aggregate grant date fair value of the awards, in accordance with FASB ASC Topic 718. Pursuant to SEC rules, these values are not reduced by an estimate for the probability of forfeiture. Assumptions used in the calculation of these amounts are included in Note 4 to the consolidated financial statements included in our Annual Report of Form 10-K filed with the SEC on April 30, 2010. The option grant date fair value, calculated in accordance with FASB ASC Topic 718, for each stock option granted on January 27, 2010 based upon the initial public offering price of $13.00, was $7.52 for a total grant date fair value of $35,000.

Mandatory Retirement for Directors

In accordance with our Corporate Governance Guidelines, no director may stand for election or re-election after the director’s 70th birthday, unless the Board determines to waive the mandatory retirement age for an individual director.

Communications with the Board of Directors

The board of directors has adopted a policy and process to facilitate communications with the board of directors as a group, our non-management chairman and our non-management directors as a group. Stockholders and interested parties who wish to communicate directly with the members of the board of directors may do so by writing to Cellu Tissue Holdings, Inc., 1855 Lockeway Drive, Suite 501, Alpharetta, Georgia 30004, Attn: Corporate Secretary, or by sending electronic mail to lead.director@cellutissue.com. The Corporate Secretary will review all written and email correspondence and forward all such communications periodically to directors.

EXECUTIVE OFFICERS

Executive officers are elected annually by the Board and serve at the discretion of the Board. Russell C. Taylor and Steven D. Ziessler serve as directors and as executive officers. Messrs. Taylor and Ziessler’s business experience is discussed above in “Item 1—Election of Directors—Director Nominees for Terms Expiring at the 2013 Annual Meeting” and “Item 1—Election of Directors—Directors With Terms Expiring at the 2011 Annual Meeting,” respectively.

The other executive officers as of the date of the Proxy Statement are:

David J. Morris, 54, has been our Chief Financial Officer and Senior Vice President-Finance since August 2007. Previously, Mr. Morris was employed by BlueLinx Holdings, Inc., a building products distribution business, as Chief Financial Officer and Treasurer from May 2004 to December 2006. Prior to that time, Mr. Morris spent 15 years with Georgia-Pacific Corporation, a pulp and paper company, most recently as Vice President of Finance for the distribution division from 1999 to May 2004.

W. Edwin Litton, 46, has been our General Counsel and Senior Vice President since July 2006 and Secretary since December 2006. From August 2003 to July 2006, Mr. Litton was retained by us as outside counsel. Mr. Litton served as in-house legal counsel for Lacerte Technologies, Inc., a provider of management consulting and advisory services, from May 2002 until May 2003 and was employed in the private practice of law from September 1990 until April 2002.

COMMON STOCK OWNERSHIP BY MANAGEMENT

AND PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of shares of common stock as of April 30, 2010, unless otherwise indicated for:

•	our directors,

•	our named executive officers, determined in accordance with SEC rules and regulations (collectively, the “Named Executive Officers”), and

•	our directors and executive officers as a group.

The table below also sets forth the beneficial ownership of shares of common stock for each stockholder that holds more than 5% of our outstanding common stock.

Unless otherwise indicated in the footnotes, all of such common stock is owned directly and the indicated person or entity has sole voting and dispositive power.

Name of Beneficial Owner(1)	Number of Shares Owned	Number of Exercisable Options(2)	Total	Percent of Class(3)
Directors and Executive Officers(4):
David L. Ferguson(5)	9,911,317	—	9,911,317	49.2%
R. Sean Honey(5)	9,911,317	—	9,911,317	49.2%
Cynthia T. Jamison.	—	—	—	*
Joseph J. Troy	—	—	—	*
Gordon A. Ulsh	—	—	—	*
Russell C. Taylor(6)	1,325,297	31,175	1,356,472	6.7%
Steven D. Ziessler	257,552	45,024	302,576	1.5%
David J. Morris	92,395	39,267	131,662	*
W. Edwin Litton	—	19,659	19,659	*
All directors and executive officers as a group (9 persons)	11,586,561	115,466	11,702,027	58.1%
Five Percent Stockholders:
Weston Presidio V, L.P.(5)	9,911,317	—	9,911,317	49.2%

*	Less than 1%

(1)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has the right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.

(2)	Includes options that become exercisable on or before June 29, 2010.

(3)	Based on an aggregate of 20,145,176 shares issued and outstanding as of April 30, 2010. Assumes that all options beneficially owned by the person are exercised for shares of common stock. The total number of shares outstanding used in calculating this percentage assumes that none of the options beneficially owned by other persons are exercised for shares of common stock.

(4)	Unless otherwise indicated, the address for each director and executive officer is 1855 Lockeway Drive, Suite 501, Alpharetta, Georgia 30004.

(5)	The address for Weston Presidio V, L.P. and for each of Messrs. Honey and Ferguson is Pier 1 Bay 2, San Francisco, California 94111. Each of Messrs. Honey and Ferguson is a non-managing member of the general partner of Weston Presidio V, L.P. and, as such, may be deemed to have shared voting and investment power (along with other members of the general partner) as to the shares of common stock beneficially owned directly by Weston Presidio V, L.P. Each of Messrs. Honey and Ferguson disclaims beneficial ownership with respect to the shares beneficially owned by Weston Presidio V, L.P.

(6)	Includes 618,472 shares of common stock owned by Taylor Investment Partners and 691,741 shares of common stock owned by Chipping Wood Fund, LLC. Mr. Taylor is a manager of Taylor Investment Partners, an irrevocable trust in which he shares investment and voting power with respect to the shares of common stock owned by Taylor Investment Partners, and therefore may be deemed the beneficial owner of such shares. Mr. Taylor is the manager of Chipping Wood Fund, LLC, a limited liability company in which he has investment and voting power with respect to the shares of common stock owned by Chipping Wood Fund, LLC, and therefore may be deemed the beneficial owner of such shares. Mr. Taylor disclaims beneficial ownership with respect to the shares beneficially owned by Taylor Investment Partners and Chipping Wood Fund, LLC.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The following discussion and analysis describes the philosophy and objectives of our executive compensation programs for fiscal year 2010, the material compensation decisions our compensation committee made under those programs and policies, and the material factors that the committee considered in making those decisions for our named executive officers in fiscal year 2010. Our named executive officers for fiscal year 2010 include all four of our executive officers:

•	Russell C. Taylor, president, chief executive officer and director;

•	David J. Morris, senior vice president, finance and chief financial officer;

•	Steven D. Ziessler, president and chief operating officer and director; and

•	W. Edwin Litton, general counsel, senior vice president, human resources and secretary.

Business Environment and Fiscal 2010 Company Performance

In spite of the global recession, fiscal 2010 was a good year for us from an economic and operational perspective. For the fiscal year ended February 28, 2010, we generated $82.34 million in Adjusted EBITDA (as defined below), which was above our target of $77.7 million. During very difficult economic times, we were able to refinance $222 million in bonds, twelve months in advance of their expiration. In January 2010 we successfully completed an initial public offering (“IPO”) and used the proceeds from the offering to reduce our debt by $26.8 million. We also had strong operational performance in fiscal 2010. We continued to grow our converting operations with a focus on the private label value retail market while in-sourcing more of our hardrolls. Additionally, we entered into a lease for 323,000 square feet in Oklahoma City, Oklahoma that will be used for a converting operation to expand our geographic footprint and is on target for a second quarter fiscal 2011 start up.

As a result of our strong performance during fiscal 2010, our named executive officers earned annual incentive compensation at approximately 120% of target and received stock option grants, all of which are described in more detail below.

Compensation Philosophy

Our compensation programs are designed to attract, motivate and retain key employees, rewarding them for the achievement of significant goals that continuously improve our business performance and increase the value of our common stock. Performance and compensation are evaluated annually to ensure that we maintain our ability to attract and retain outstanding employees in key positions and that compensation provided to our key employees is competitive relative to the compensation paid to similarly situated employees of comparable companies.

Our compensation committee’s decisions with respect to executive officer salaries and annual incentives, as well as long-term incentives such as restricted stock awards and stock option grants, are influenced by (a) the executive’s level of responsibility and function, (b) our overall performance and profitability and (c) our compensation committee’s assessment of the competitive marketplace, including other peer companies. As discussed below in more detail, our philosophy is to focus on total direct compensation opportunities through a mix of base salary and annual cash bonus, as applicable and long-term incentives, including stock-based awards.

Overview of Elements of the Compensation Program

The key compensation package provided to our named executive officers includes:

•	base salary, which provides fixed compensation based on competitive market practice;

•

a performance-based annual cash incentive award, which provides focus on meeting corporate annual goals that lead to our long-term success and motivates achievement of critical annual performance metrics;

•

equity compensation, as applicable, in the form of restricted stock awards or stock option grants, which is designed to reward and motivate employees by aligning their interests with those of our stockholders, which is an increase in the value of our common stock, and provide an opportunity to acquire an ownership interest in us; and prior to the completion of the IPO, equity compensation was granted by Cellu Parent Corporation, our indirect parent; and

•	matching cash contributions to named executive officers who participate in our 401(k) Plan and other minimal benefits.

We have entered into employment agreements with Messrs. Taylor, Morris and Ziessler that govern certain of the terms of their compensation. For a further description of these agreements, see “Employment Agreements.” We do not have an employment agreement with Mr. Litton.

Compensation Committee

Subsequent to the completion of the IPO, our executive compensation philosophy, policies, plans and programs are under the supervision of the Compensation, Nominating and Corporate Governance Committee of the board of directors, which we refer in this section to as the compensation committee. Messrs. Ferguson, Troy and Ulsh, all independent directors, are the members of the compensation committee. Prior to the completion of the IPO, our compensation committee was comprised of Messrs. Honey and Ferguson.

The compensation committee’s responsibilities include (1) overall responsibility for approving and evaluating compensation of executives; (2) administration and overview of equity-based compensation plans, including, without limitation, our 2006 Stock Option and Restricted Stock Plan and 2010 Equity Compensation Plan, in which officers and employees have or may participate, and (3) arrangements with executive officers related to their employment relationships, including, without limitation, employment agreements and restrictive covenants.

Actions of the Compensation Committee in Fiscal 2010 and 2011

The compensation committee that was serving prior to the completing of the IPO took the following actions described in this compensation discussion and analysis:

•	set base salary amounts for fiscal year 2010;

•	granted equity-based incentive compensation in the form of stock options for fiscal year 2010;

•	approved the Cellu Tissue Holdings, Inc. 2010 Equity Compensation Plan (the “2010 Plan”);

•	approved director pay program for fiscal year 2010 and fiscal year 2011;

•	approved director equity-based compensation in the form of restricted stock grants and stock options for fiscal 2010, which were granted upon the consummation of the IPO;

•	set base salary amounts for fiscal year 2011;

•	approved equity-based incentive compensation in the form of stock options for fiscal year 2011, which were granted upon the consummation of the IPO; and

•	approved amendments to the employment agreements for Messrs. Taylor, Morris and Ziessler.

Following the completion of the IPO, the compensation committee took the following actions described in this compensation discussion and analysis:

•	determined and approved the payout of performance-based cash incentive compensation for fiscal year 2010; and

•	set the performance goals for, and determined and approved the target amount of performance-based cash incentive compensation for fiscal year 2011.

Determination of Pay Levels

We compete with many other companies for experienced and talented executives. Each element of compensation (including any adjustments to the terms and conditions set forth in the employment agreements) is reviewed by the compensation committee so that the overall compensation package will attract, motivate and retain our key employees, including our named executive officers, by rewarding performance against objectives and providing an incentive for the achievement of our strategic goals. The compensation committee considers generally the following factors to determine the amount of compensation paid to each executive officer:

•	overall job performance, including performance against corporate objectives;

•	job responsibilities, including unique skills necessary to support our long-term corporate performance;

•	teamwork, both contributions as a member of the executive management team and fostering an environment of personal and professional growth for the entire work force;

•	performance of general management responsibilities, execution of our objectives and contributions to our continuing success;

•	our overall financial position and structure for providing for an equitable distribution of compensation; and

•	how other companies, including other peer companies, are compensating their key employees.

In addition, three of our executive officers entered into employment agreements with us that establish certain terms and conditions of their employment. For a further description of these agreements, see “Employment Agreements.”

Allocation of Compensation

There is no pre-established policy or target for the allocation of compensation, other than as set forth in the employment agreements. The compensation committee reviews the factors described above, as well as our overall compensation philosophy, and considers competitive data and general market practices to determine the appropriate level and mix of compensation for our named executive officers.

Compensation Data

In order to gain an understanding of the competitive marketplace, the compensation committee reviews market compensation data. In October 2009, at the recommendation of our management, we engaged MarksonHRC, LLC, to perform a compensation review of our executive officers and employees. The compensation committee considered this review to provide a general understanding of current market compensation for publicly traded companies and made recommendations regarding the appropriate parameters for compensation for executives and other employees.

The study encompassed base salary, target bonus and long-term incentives for executives and base salary and bonus for other employees. The study also included an analysis comparing our compensation practices with 11 peer companies selected by MarksonHRC with industry input from our management. This comparative group of companies was drawn from the consumer products, forest and paper products and manufacturing industries and included both public and private companies. The companies comprising this comparative group are listed below:

Buckeye Technologies Clearwater Paper Domtar Corporation Kapstone Paper and Packaging Corporation Mercer International Neenah Paper	Orchids Paper Products P. H. Glatfelter Company Schweitzer-Mauduit Verso Paper Corporation Wausau Paper Corporation

In making compensation decisions, the compensation committee considered the competitive data and generally targeted the median for each element of compensation.

Timing of Compensation

The compensation committee reviews the compensation for our named executive officers annually, including incentive plan goal specifications and incentive plan payments for our named executive officers.

Compensation Components for Fiscal Year 2010

For fiscal year 2010, the components of compensation for the named executive officers were base salary, annual cash incentive compensation, equity incentive awards and 401(k) matching contributions and other benefits.

Base Salary

Our named executive officers receive a base salary to compensate them for services rendered during the fiscal year. In general, base salary amounts are determined for each executive based on his or her position and responsibility and any applicable employment agreement. Base salary levels are reviewed annually by our chief executive officer and compensation committee, as part of our performance review process. We also consider market data and general industry practices. Our chief executive officer makes recommendations to the compensation committee with respect to any adjustments to the base salary for each named executive officer except for his own. The compensation committee considers the recommendations and adjusts base salary amounts based on the recommendations and their subjective analysis of each executive’s performance.

The chief executive officer recommended and the compensation committee approved base salary increases for Messrs. Morris (3% increase, to $257,500), Ziessler (5% increase, to $315,000) and Litton (3% increase, to $182,475) for fiscal 2010. The increases were based on the accomplishments of these executives in our achievement of net sales growth of 17.1% and gross profit growth of 31.7% in fiscal year 2009.

For fiscal 2011, the chief executive officer recommended and the compensation committee approved base salary increases for Messrs. Morris (9.9% increase, to $283,000) and Ziessler (9.5% increase, to $345,000). The compensation committee also approved a base salary increase for Mr. Taylor (10.5% increase, to $525,000). The increases were based on the accomplishments of our executives in achieving the business performance described in “Business Environment and Fiscal 2010 Company Performance” above, as well as on consideration of the median level of base salary for the relevant position as shown in the compensation data.

Annual Cash Incentive Compensation

For fiscal year 2010, named executive officers were eligible to receive an annual cash incentive award, subject to the achievement by us of Adjusted EBITDA performance goals approved by the compensation committee. Adjusted EBITDA, which removes the effects of any non-recurring or extraordinary charges for such period as approved by the compensation committee, is described in more detail below.

In the first quarter of fiscal 2010, the compensation committee adopted an incentive compensation plan that provided an Adjusted EBITDA threshold performance goal of $65.9 million, target goal of $77.7 million and a maximum performance goal of $82.42 million. The compensation committee also sets the target award for each executive officer as a percentage of base salary depending on the officer’s position and any applicable employment agreement. For fiscal 2010, the compensation committee approved a target incentive award equal to 100% of base salary for Messrs. Taylor, Morris and Ziessler, and 50% of base salary for Mr. Litton.

If the threshold performance goal was met, each executive officer would be entitled to receive 50% of the officer’s target award amount, and if the maximum performance goal was achieved, each executive officer will be entitled to receive 120% of the officer’s target award amount. If Adjusted EBITDA fell between the threshold performance goal and the maximum performance goal, the amount of the incentive award earned by each executive officer will be prorated between 50% and 120% of the officer’s target award amount. The compensation committee does not rely on qualitative inputs in determining whether the performance goals have been met.

Based on our fiscal 2010 Adjusted EBITDA of $82.34 million, each executive officer earned 119.6% of the executive’s target award. The annual incentive awards were paid in the first quarter of fiscal year 2011. The amount earned by each named executive officer is as follows:

Named Executive Officer	2010 Annual Incentive Award Earned
Russell C. Taylor	$568,100
David J. Morris	$307,970
Steven D. Ziessler	$376,740
W. Edwin Litton	$109,120

EBITDA represents earnings before interest expense, income taxes and depreciation and amortization. For fiscal 2010, we made adjustments to EBITDA for certain expenses relating to accelerated stock-based compensation, the Natural Dam fire, and APF facility consolidation expenses. We also made an adjustment to EBITDA to remove the income effect that resulted from an insurance claim for damage to one of our machine wrappers. Adjusted EBITDA, which includes the effect of these adjustments, was used for the annual incentive plan award determination that was approved by the compensation committee.

Equity Incentive Awards

During fiscal 2010, our named executive officers received stock option awards in April 2009, in recognition of our fiscal 2009 performance, and in January 2010, in connection with the completion of our IPO. The awards are discussed in more detail below.

Equity awards made prior to the completion of our IPO were granted under the 2006 Stock Option and Restricted Stock Plan (the “2006 Plan”). Under the 2006 Plan, the board of directors of Cellu Parent Corporation or its delegate (referred to as the plan administrator) may grant to participants, including named executive officers, stock option awards to purchase shares of common stock of Cellu Parent Corporation and/or awards of restricted shares of common stock of Cellu Parent Corporation. Stock options are granted at the fair market value on the date of grant and have a 10-year term. Generally, stock option grants vest ratably over four years from the date of grant. Awards of restricted shares of common stock generally vest ratably over four years from the date of grant. Upon the completion of the IPO, no further equity awards can be granted under the 2006 Plan.

Subsequent to the completion of our IPO, equity awards are made pursuant to the 2010 Plan. Under the 2010 Plan, we may grant to participants, including named executive officers, stock option awards to purchase shares of our common stock, stock appreciation rights and/or awards of restricted shares of common stock. For the named executive officers, all awards are approved by our compensation committee. Stock options are granted at the fair market value on the date of grant and have a 10-year term. Generally, stock option grants vest ratably over four years from the date of grant. Awards of restricted shares of common stock generally vest ratably over four years from the date of grant.

In April 2009, management recommended and the compensation committee approved the grant of stock options with an exercise price of $5.28 per share to our named executive officers in the following individual amounts: Mr. Morris, 120,932; Mr. Ziessler, 138,662; and Mr. Litton, 21,242 shares. The compensation committee also approved the grant of an option to purchase 96,010 shares with an exercise price of $5.28 per share to Mr. Taylor. These option grants were in recognition of the named executive officer’s contributions to our outstanding performance in fiscal 2009 and were designed to reward and motivate employees by aligning their interests with those of the stockholders of Cellu Parent Corporation and provide an opportunity to acquire an indirect proprietary interest in us. The April 2009 grants were made under the 2006 Plan. Upon the completion of the IPO, no further equity awards can be granted under the 2006 Plan.

Pursuant to the terms of the April 2009 options granted to Messrs. Taylor, Morris and Ziessler, the options vest if our majority stockholder, Weston Presidio V, L.P., realizes certain stated returns (ranging from 2.5 times to 3.5 times) on its total cash investment in us at the time of sale or other transfer for value and if the individual remains employed on the date of such sale or transfer. Upon the completion of the IPO in January 2010, a pro rata portion of these options equal to the percentage of Weston Presidio’s shares that it sold in the IPO vested, which was 32.4%. The remainder of the options will vest in equal installments over a three-year period beginning on January 27, 2010, subject to the executive’s continued employment.

A portion of Mr. Litton’s grant had similar terms. Mr. Litton’s April 2009 option to purchase 13,883 shares vests if Weston Presidio realizes a return of 2.5 times its total cash investment in us at the time of sale or other transfer for value and Mr. Litton remains employed at such time. The 13,883 shares vested in full upon the completion of the initial public offering and he was permitted to exercise the put right and did exercise the put right for a percentage of those shares as well as his other vested shares equal to 32.4% as described below under the heading “Existing Equity Compensation Plans—2006 Stock Option and Restricted Stock Plan.” Mr. Litton’s remaining options to purchase 7,359 shares vest 25% per year from April 13, 2010 until April 13, 2013 if Mr. Litton remains employed on such vesting dates.

In January 2010, upon the completion of the IPO, our named executive officers were granted the following options at an exercise price of $11.45 per share: Mr. Taylor, 69,814; Mr. Morris, 28,225; Mr. Ziessler, 45,878; and Mr. Litton, 9,706. The number of stock options was determined by establishing a target value for the awards equal to 150%, 75%, 100% and 40% of the fiscal 2011 base salary amounts for Messrs. Taylor, Morris, Ziessler and Litton, respectively, and then dividing the value for the target awards by the Black-Scholes value based upon the initial public offering price of $13.00. The target values were based on the median of the compensation data reviewed by the compensation committee. The options were granted under the 2010 Plan, will vest pro rata over a four-year period and have an exercise price equal to the fair market value of our common stock on the date of grant.

On August 6, 2007, Mr. Morris received a grant of 117,085 shares of restricted common stock, which vest 25% per year from August 6, 2008 until August 6, 2011. On June 12, 2006, Messrs. Taylor and Ziessler were granted 631,927 shares of restricted common stock and 255,640 shares of restricted common stock, respectively, which vest 25% per year from June 12, 2007 until June 12, 2010. The unvested portion of the restricted stock grants to Messrs. Taylor, Ziessler and Morris fully vested as a result of the completion of our IPO.

401(k) and Other Benefits

401(k) Plan

We have a Savings Incentive and Profit-Sharing Plan qualified under Section 401(k) of the Code, which is available to all our employees who are 21 years of age or older with one or more years of service. Employees may contribute up to 20% of their annual compensation (subject to certain statutory limitations) to the plan through voluntary salary deferred payments. We match 100% of each employee’s contribution up to 2% of the employee’s salary and 70% of the employee’s remaining contribution up to 6% of the employee’s salary. Eligible named executive officers participated in the 401(k) Plan received matching contributions from us under the 401(k) Plan as follows:

Named Executive	2010 Matching Contributions under the 401(k) Plan	2009 Matching Contributions under the 401(k) Plan	2008 Matching Contributions under the 401(k) Plan
Russell C. Taylor	$11,760	$10,144		$10,812
David J. Morris	$11,815	$9,231		$2,308
Steven D. Ziessler	$11,838	7,245	$	N/A
W. Edwin Litton	$9,025	$8,430		$8,630

Other Benefits

Each of the named executive officers receives medical and dental insurance coverage on the same terms as other employees.

In connection with the investment in us by Weston Presidio, employment agreements were executed with Messrs. Taylor and Ziessler to provide compensation to such executive officers in the event of a termination of employment. These agreements generally called for increased payments if the termination of employment occurred in connection with a change of control. Upon execution of the employment agreement with Mr. Morris, similar provisions were included. Such provisions were made to enhance retention. For further description of the employment agreements governing these payments, see “Employment Agreements.”

We do not provide any other perquisites other than auto allowances, and we do not provide any pension plans or deferred compensation plans.

Tax Deductibility Under Section 162(m)

Under Section 162(m) of the Internal Revenue Code, we may not be able to deduct certain forms of compensation in excess of $1,000,000 paid to any of the named executive officers who are employed by us at year-end. We believe that it is generally in our best interests to satisfy the requirements for deductibility under Section 162(m). Accordingly, we have taken appropriate actions, to the extent we believe feasible, to preserve the deductibility of annual incentive and long-term performance awards. However, notwithstanding this general policy, our compensation committee believes there may be circumstances in which our best interests are served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m).

Fiscal Year 2010 Summary Compensation Table

The following table sets forth information concerning total compensation for the named executive officers for fiscal years 2008, 2009 and 2010.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Russell C. Taylor	2010	475,000	—	591,663	568,100	21,966	1,656,729
President & Chief Executive Officer	2009	475,000	—	—	475,000	20,350	970,350
	2008	475,000	—	—	406,125	10,812	891,937
David J. Morris(5)	2010	257,500	—	349,963	307,970	11,815	927,248
Chief Financial Officer and Senior Vice President-Finance	2009	250,000	—	—	250,000	9,231	509,231
	2008	144,231	685,475	—	60,738	516,290	1,406,734

Steven D. Ziessler	2010	315,000	—	490,743	376,740	19,638	1,202,121
President, Tissue & Machine-Glazed and Chief Operating Officer	2009	300,000	—	—	300,000	15,045	615,045
	2008	267,127	—	—	235,125	—	502,252

W. Edwin Litton	2010	182,475	—	84,760	109,120	16,825	393,180
General Counsel and Senior Vice President	2009	177,160	—	15,132	88,580	16,230	297,102
	2008	172,000	—	17,606	73,530	8,630	271,766

(1)	The amounts in the stock award column reflect the aggregate grant date fair value of the stock awards, in accordance with FASB ASC Topic 718. Pursuant to SEC rules, these values are not reduced by an estimate for the probability of forfeiture. Assumptions used in the calculation of these amounts are included in Note 4 to the consolidated financial statements included in our Annual Report of Form 10-K filed with the SEC on April 30, 2010. For Mr. Morris, reflects shares of restricted stock granted under the 2006 Plan in fiscal 2008.

(2)	The amounts in the option award column reflect the aggregate grant date fair value of the option awards, in accordance with FASB ASC Topic 718. Pursuant to SEC rules, these values are not reduced by an estimate for the probability of forfeiture. Assumptions used in the calculation of these amounts are included in Note 4 to the consolidated financial statements included in our Annual Report of Form 10-K filed with the SEC on April 30, 2010. Reflects incentive stock options issued under the 2010 Plan and 2006 Plan. Certain of the option awards granted to the named executive officers in fiscal 2010 vest based on achievement of performance conditions. The grant date value assumes achievement at the maximum performance level.

(3)	Represents the annual cash incentive awards earned for the respective fiscal year and paid in the first quarter following the fiscal year the award was earned.

(4)	Reflects (1) matching contributions to the 401(k) plan as described in the Compensation Discussion and Analysis, (2) auto allowances in fiscal 2010 and 2009 of $10,206 to Mr. Taylor and $7,800 to Messrs. Ziessler and Mr. Litton, and (3) the gross-up amount paid to cover income taxes payable on the fair value of the restricted stock grant to Mr. Morris in fiscal year 2008 as a result of an 83(b) election under the Internal Revenue Code of $513,982.

(5)	Mr. Morris commenced employment with us as chief financial officer and senior vice president, finance on August 6, 2007.

Grants of Plan-Based Awards in Fiscal Year 2010

The following table sets forth information with respect to possible payouts under non-equity incentive plan awards and option awards granted to each of the named executive officers during fiscal year 2010.

		Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock or Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Russell C. Taylor		237,500	475,000	570,000
	04/13/2009				96,009	5.28	129,494
	01/27/2010				69,814	11.45	462,169
David J. Morris		128,750	257,500	309,000
	04/13/2009				120,931	5.28	163,113
	01/27/2010				28,225	11.45	186,850
Steven D. Ziessler		157,500	315,000	378,000
	04/13/2009				138,662	5.28	187,031
	01/27/2010				45,878	11.45	303,712
W. Edwin Litton		45,619	91,238	109,485
	04/13/2009				21,242	5.28	31,377
	01/27/2010				9,706	11.45	64,254

(1)	Represents the potential threshold, target and maximum payouts under the annual cash incentive award that could be earned for fiscal year 2010 by each of the named executive officers. See the Summary Compensation Table for actual amounts earned for fiscal year 2010.

(2)	Represents the grant date fair value of the option awards, in accordance with FASB ASC Topic 718. Pursuant to SEC rules, these values are not reduced by an estimate for the probability of forfeiture. Assumptions used in the calculation of these amounts are included in Note 4 to the financial statement included in our Annual Report of Form 10-K filed with the SEC on April 30, 2010. Reflects incentive stock options issued under the 2010 Plan and 2006 Plan. Certain of the option awards granted to the named executive officers in fiscal 2010 vest based on achievement of performance conditions. The grant date value assumes achievement at the maximum performance level.

Outstanding Equity Awards at Fiscal 2010 Year-End

The following table sets forth information with respect to outstanding option and stock awards for each of the Named Executive Officers as of February 28, 2010.

	Option Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(2)	Option Expiration Date
Russell C. Taylor	04/13/2009	(1)	31,175	64,834	5.28	04/13/2019
	01/27/2010	(2)	—	69,814	11.45	01/27/2020
David J. Morris	04/13/2009	(1)	39,267	81,664	5.28	04/13/2019
	01/27/2010	(2)	—	28,225	11.45	01/27/2020
Steven D. Ziessler	04/13/2009	(1)	45,024	93,638	5.28	04/13/2019
	01/27/2010	(2)	—	45,878	11.45	01/27/2020
W. Edwin Litton	08/15/2006	(3)	2,118	1,046	2.55	08/15/2016
	12/03/2006	(3)	2,118	1,046	2.55	12/03/2016
	04/09/2007	(3)	1,412	2,091	5.85	04/09/2017
	04/07/2008	(3)	706	3,136	5.64	04/07/2018
	04/13/2009	(1)	9,376	7,359	5.28	04/13/2019
	01/27/2010	(2)	—	9,706	11.45	01/27/2020

(1)	Option awards were granted under the 2006 Plan. Pursuant to the terms of the April 2009 options granted to Messrs. Taylor, Morris and Ziessler, the options vest if our majority stockholder, Weston Presidio V, L.P., realizes certain stated returns (ranging from 2.5 times to 3.5 times) on its total cash investment in us at the time of sale or other transfer for value and if the individual remains employed on the date of such sale or transfer. Upon the completion of the IPO in January 2010, a pro rata portion of these options equal to the percentage of Weston Presidio’s shares that it sold in the IPO vested, which was 32.4%. The remainder of the options will vest in equal installments over a three-year period, subject to the executive’s continued employment.

A portion of Mr. Litton’s grant had similar terms. Mr. Litton’s April 2009 option to purchase 13,883 shares vests if Weston Presidio realizes a return of 2.5 times its total cash investment in us at the time of sale or other transfer for value and Mr. Litton remains employed at such time. The 13,883 shares vested in full upon the completion of the initial public offering and he was permitted to exercise the put right and did exercise the put right for a percentage of those shares as well as his other vested shares equal to 32.4% as described below under the heading “Existing Equity Compensation Plans—2006 Stock Option and Restricted Stock Plan.” Mr. Litton’s remaining options to purchase 7,359 shares vest 25% per year from April 13, 2010 until April 13, 2013 if Mr. Litton remains employed on such vesting dates.

(2)	Options awards were granted under the 2010 Plan and will vest pro rata over a four-year period.

(3)	Option awards were granted under the 2006 Plan and will vest pro rata over a four-year period.

Option Exercises and Stock Vested in Fiscal Year 2010

The following table sets forth information concerning the amounts realized upon the exercise of options and on the vesting of stock during fiscal year 2010 by each of the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Russell C. Taylor	—	—	153,259	1,992,367
David J. Morris	—	—	56,792	738,296
Steven D. Ziessler	—	—	54,723	711,399
W. Edwin Litton	7,558	63,392	—	—

(1)	Mr. Litton exercised 7,558 options through a cashless exercise option offered by us. These shares were purchased by us and immediately cancelled.

(2)	Represents restricted shares of common stock that vested during fiscal year 2010 in connection with the completion of our IPO. The value realized on vesting is the number of shares of restricted stock multiplied by the initial public offering price of $13.00.

Employment Agreements

We have entered into an employment agreement with Russell C. Taylor, dated June 12, 2006, pursuant to which Mr. Taylor will continue to serve as our chief executive officer and president. The agreement is for a term of four years, commencing on June 12, 2006, and will automatically extend for successive terms of one year each, unless either Mr. Taylor or we provide notice to the other at least 60 days prior to the expiration of the original or any extension term that the agreement is not to be extended. Pursuant to an amendment to this agreement, which became effective on January 27, 2010, the initial term of the agreement has been extended until June 12, 2011. The agreement provides Mr. Taylor with an annual base salary of $525,000 (subject to review and adjustment annually by the compensation committee), a target bonus opportunity of up to 100% of base salary (the “Target Bonus”) (which pursuant to the amendment to this agreement will be determined by the compensation committee in accordance with the Cellu Tissue Holdings, Inc. Annual Executive Bonus Program) and certain severance benefits under the following circumstances:

(A) If Mr. Taylor’s employment is terminated due to death or disability, he will be entitled to (1) any earned, but unpaid, base salary through the date of termination; (2) any earned, but unpaid, annual bonus for any fiscal year prior to the fiscal year of his termination; (3) a pro rata portion of his Target Bonus (as defined); (4) a lump sum payment equal to the lesser of (A) 12 months of base salary or (B) base salary for a period equal to the remainder of the term of the employment agreement; and (v) any reimbursed business expenses.

(B) If Mr. Taylor’s employment is terminated by us without cause (as defined) or by him with good reason (as defined), he will be entitled to (i) any earned, but unpaid, base salary through the date of termination; (ii) any earned, but unpaid, annual bonus for any fiscal year prior to the fiscal year of his termination; (iii) a pro rata portion of his Target Bonus; (iv) a lump sum payment equal to the greater of (a) 24 months of base salary or (b) base salary for a period equal to the remainder of the term of the employment agreement; (v) a lump sum equal to the greater of (x) one times the Target Bonus or (y) payment of the Target Bonus with respect to a period equal to the remainder of the term; and (vi) any reimbursed business expenses.

(C) If Mr. Taylor’s employment is terminated by non-renewal of his employment agreement by us for any reason (other than for cause), he will be entitled to (1) any earned, but unpaid, base salary through the date of termination; (2) any earned, but unpaid, annual bonus for any fiscal year prior to the fiscal year of his termination; (3) a pro rata portion of his Target Bonus; (4) a lump sum payment equal to 24 months of base salary; and (5) any reimbursed business expenses.

If a change of control (as defined) occurs and, within three months before and two years following such change of control, we terminate Mr. Taylor’s employment other than for cause or by reason of death or disability, or Mr. Taylor terminates his employment for good reason, then, in lieu of any payments otherwise due under Clauses (B) or (C) he will be entitled to (1) any earned, but unpaid, base salary through the date of termination; (2) any earned, but unpaid, annual bonus for any fiscal year prior to the fiscal year of his termination; (3) a pro rata portion of his Target Bonus; (4) a lump sum payment equal to the greater of (a) 36 months of base salary or (b) base salary for a period equal to the remainder of the term of the employment agreement; (5) a lump sum equal to the Target Bonus and (6) any reimbursed business expenses.

In addition, the agreement also provides that, during the term and for a period of one year after the end of the term, we will pay the premium for a term life insurance policy covering Mr. Taylor in the amount of $1,000,000. The agreement includes a non-competition, non-solicitation and nondisparagement covenant by Mr. Taylor that extends during the term of his employment and for two years thereafter. The agreement also provides that Mr. Taylor will receive an award of restricted shares of Cellu Parent Corporation’s common stock, or the Cellu Parent Shares, pursuant to the 2006 Stock Option and Restricted Stock Plan, and a Restricted Stock Award Agreement. On June 12, 2006, Cellu Parent Corporation awarded Mr. Taylor 631,927 Cellu Parent Shares. The Cellu Parent Shares were subject to vesting in accordance with the following vesting schedule: (1) 25% of the Cellu Parent Shares are vested on and after June 12, 2007; (2) an additional 25% of the Cellu Parent Shares are vested on and after June 12, 2008; (3) an additional 25% of the Cellu Parent Shares are vested on and after June 12, 2009; and (4) an additional 25% of the Cellu Parent Shares are vested on and after June 12, 2010. None of the Cellu Parent Shares will vest on any vesting date unless Mr. Taylor is then, and since the date of the award has continuously been, employed by Cellu Parent Corporation or its subsidiaries (including Cellu Tissue). The unvested portion of the restricted stock grant became fully vested on January 27, 2010 as a result of our initial public offering. If Mr. Taylor ceases to be employed by Cellu Parent Corporation or its subsidiaries, any then outstanding and unvested Cellu Parent Shares will be automatically and immediately forfeited, unless employment ceases due to death or disability, in which case 50% of the Cellu Parent Shares that are not then already vested will vest, or unless employment ceases by reason of Cellu Parent Corporation’s election not to renew the employment agreement (and, at the time of such election, there exists no cause for the termination), in which case one hundred percent 100% of the Cellu Parent Shares that are not then already vested will vest. The foregoing description is qualified in its entirety by reference to the actual employment agreement executed with Mr. Taylor.

We have entered into an employment agreement with David Morris, dated August 6, 2007, pursuant to which Mr. Morris will continue to serve as our chief financial officer. The agreement is for a term of four years, commencing on August 6, 2007, and will automatically extend for successive terms of one year each, unless either Mr. Morris or we provide notice to the other at least 60 days prior to the expiration of the original or any extension term that the agreement is not to be extended. The agreement provides Mr. Morris with an annual base salary of $283,000, a target bonus opportunity of up to 100% of base salary (which pursuant to the amendment to this agreement will be determined by the compensation committee in accordance with the Cellu Tissue Holdings, Inc. Annual Executive Bonus Program following the consummation of this offering), and certain severance benefits under the following circumstances:

(A) If Mr. Morris’ employment is terminated due to death or disability, he will be entitled to (1) any earned, but unpaid, base salary through the date of termination; (2) any earned, but unpaid, annual bonus for any fiscal year prior to the fiscal year of his termination; (3) a pro rata portion of his Target Bonus; (4) a lump sum payment equal to the lesser of (A) 12 months of base salary or base salary for a period equal to the remainder of the term of the employment agreement; and (5) any reimbursed business expenses.

(B) If Mr. Morris’ employment is terminated by us without cause or by him with good reason, he will be entitled to (1) any earned, but unpaid, base salary through the date of termination; (2) any earned, but unpaid, annual bonus for any fiscal year prior to the fiscal year of his termination; (3) a pro rata portion of his Target Bonus; (4) a lump sum payment equal to the greater of (x) 24 months of base salary and (y) base salary for a period equal to the remainder of the term of the employment agreement; (5) a lump sum equal to the greater of (x) one times the Target Bonus and (y) payment of the Target Bonus with respect to a period equal to the remainder of the term of the employment agreement; and (6) any reimbursed business expenses.

(C) If Mr. Morris’ employment is terminated by non-renewal of his employment agreement by us for any reason (other than for cause), he will be entitled to (1) any earned, but unpaid, base salary through the date of termination; (2) any earned, but unpaid, annual bonus for any fiscal year prior to the fiscal year of his termination; (3) a pro rata portion of his Target Bonus; (4) a lump sum payment equal to 24 months of base salary; and (5) any reimbursed business expenses.

The agreement includes restrictive covenants as described above for Mr. Taylor. The agreement also provides that Mr. Morris will receive an award of Cellu Parent Shares, pursuant to the 2006 Stock Option and Restricted Stock Plan, and a Restricted Stock Award Agreement. On August 6, 2007, Cellu Parent Corporation awarded Mr. Morris 117,086 Cellu Parent Shares. The vesting and forfeiture terms applicable to Mr. Morris’ award are the same as those applicable to Mr. Taylor’s award as described above. The unvested portion of the restricted stock grant became fully vested on January 27, 2010 as a result of our initial public offering The foregoing description is qualified in its entirety by reference to the actual employment agreement executed with Mr. Morris.

We have entered into an employment agreement with Steven D. Ziessler, dated June 12, 2006, pursuant to which Mr. Ziessler will continue to serve as our chief operating officer. The agreement is for a term of four years, commencing on June 12, 2006, and will automatically extend for successive terms of one year each, unless either Mr. Ziessler or we provide notice to the other at least 60 days prior to the expiration of the original or any extension term that the agreement is not to be extended. Pursuant to an amendment to this agreement, which became effective on January 27, 2010 g, the initial term of the agreement has been extended until June 12, 2011. The agreement provides Mr. Ziessler with an annual base salary of $345,000, a bonus opportunity of up to 100% of base salary (which pursuant to the amendment to this agreement will be determined by the compensation committee in accordance with the Cellu Tissue Holdings, Inc. Annual Executive Bonus Program following the consummation of this offering), and certain severance benefits under the following circumstances:

(A) If Mr. Ziessler’s employment is terminated due to death or disability, he will be entitled to (1) any earned, but unpaid, base salary through the date of termination; (2) any earned, but unpaid, annual bonus for any fiscal year prior to the fiscal year of his termination; (3) a pro rata portion of his Target Bonus; (4) a lump sum payment equal to the lesser of (A) 12 months of base salary or base salary for a period equal to the remainder of the term of the employment agreement; and (5) any reimbursed business expenses.

(B) If Mr. Ziessler’s employment is terminated by us without cause or by him with good reason, he will be entitled to (1) any earned, but unpaid, base salary through the date of termination; (2) any earned, but unpaid, annual bonus for any fiscal year prior to the fiscal year of his termination; (3) a pro rata portion of his Target Bonus; (4) a lump sum payment equal to 24 months of base salary; (5) a lump sum equal to one times the Target Bonus; and (6) any reimbursed business expenses.

(C) If Mr. Ziessler’s employment is terminated by non-renewal of his employment agreement by us for any reason (other than for cause), he will be entitled to (1) any earned, but unpaid, base salary through the date of termination; (2) any earned, but unpaid, annual bonus for any fiscal year prior to the fiscal year of his termination; (3) a pro rata portion of his Target Bonus; (4) a lump sum payment equal to 24 months of base salary; and (5) any reimbursed business expenses.

In addition, the agreement also provides for an auto allowance of $650 per month and that, during the term and for a period of one year after the end of the term, we will pay the premium for a term life insurance policy covering Mr. Ziessler in the amount of $1,000,000. The agreement includes a non-competition and non-solicitation covenant by Mr. Ziessler that extends during the term of his employment and for two years thereafter. The agreement also provides that Mr. Ziessler will receive an award of Cellu Parent Shares, pursuant to the 2006 Stock Option and Restricted Stock Plan, and a Restricted Stock Award Agreement. On June 12, 2006, Cellu Parent Corporation awarded Mr. Ziessler 225,640 Cellu Parent Shares. The vesting and forfeiture terms applicable to Mr. Ziessler’s award are the same as those applicable to Mr. Taylor’s award as described above. The unvested portion of the restricted stock grant became fully vested on January 27, 2010 as a result of our initial public offering. The foregoing description is qualified in its entirety by reference to the actual employment agreement executed with Mr. Ziessler.

In the case of termination for any of the above-referenced reasons, for each of the named executive officers (x) we shall continue the insurance coverage benefits for the period contemplated therein, and (y) subject to any employee contribution applicable to employees and their dependents, generally for the period following termination of 24 months (36 months in the case of a change in control for Mr. Taylor and 12 months in the case of a termination without cause or for good reason for Mr. Ziessler), or if earlier, until the date that the executive becomes eligible for coverage with a subsequent employer, we will continue to contribute to the premium cost of coverage for the executive and the executive’s dependents under our medical and dental plans provided that a timely election is made pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA, at the executive’s expense.

Existing Equity Compensation Plans

2010 Equity Compensation Plan

We adopted the 2010 Plan on January 27, 2010. The purpose of the 2010 Plan is to:

•	attract and retain employees and directors;

•	provide an additional incentive to employees and directors to work to increase the value of our common stock; and

•	provide employees and directors with a stake in the future of our company which corresponds to the stake of each of our stockholders.

Upon adoption of the 2010 Plan, no further grants have or will be made under our 2006 Stock Option and Restricted Stock Plan.

The compensation committee of our board of directors administers our 2010 Plan. Our 2010 Plan provides for the following types of awards to certain eligible employees and outside directors: stock options; stock grants; and stock appreciation rights, or SARs. Under the 2010 Plan, stock options may be incentive stock options, which we refer to as ISOs, or non-incentive stock options.

The compensation committee may grant options that are intended to qualify as ISOs only to eligible employees and may grant all other awards to eligible employees and outside directors. An eligible employee is an employee of Cellu Tissue or any subsidiary, parent or affiliate of Cellu Tissue who has been designated by the compensation committee to receive a grant under the 2010 Plan. The exercise price for stock options granted under our 2010 Plan may not be less than the fair market value of our common stock on the option grant date. Option recipients may, in the discretion of the compensation committee, pay the exercise price by using cash, check, and stock or through an approved cashless exercise procedure. Our options vest at the time or times determined by the compensation committee. The compensation committee, in its discretion, may require completion of a period of service as an eligible employee or outside director and/or satisfaction of a performance requirement before an option may be exercised. Upon a change in control, any unvested restricted stock awards and unvested stock options become fully vested in the event the 2010 Plan is (i) terminated; or (ii) the plan is adopted but the eligible employee or director’s service on the board is terminated for reasons other than cause within two years of the change in control .

2006 Stock Option and Restricted Stock Plan

The 2006 Plan authorizes the award of incentive stock options, which are stock options that qualify for special federal income tax treatment, as well as non-qualified stock options. The exercise price of any stock option granted under the 2006 Plan may not be less than the fair market value of the common stock on the date of grant. In general, each option granted under the 2006 Plan vests annually in four equal installments and expires ten years from the date of grant, subject to earlier expiration in case of termination of employment. The vesting of stock options is subject to certain acceleration provisions if a change in control occurs. The Plan also authorizes awards of restricted stock. Upon a change in control, any unvested restricted stock awards become fully vested. With the completion of the IPO, no further equity awards can be granted under the 2006 Plan.

Potential Payments Upon Termination or Change in Control

The following tables summarize the value of the termination payments and benefits that Messrs. Taylor, Ziessler, Morris and Litton would receive if they had terminated employment on February 28, 2010 under the circumstances shown, pursuant to employment agreements and restricted stock agreements we have entered into with each of them. For further description of the employment agreements and restricted stock agreements governing these payments, see “Employment Agreements.” The tables exclude (1) amounts accrued through February 28, 2010 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and earned annual bonus for fiscal year 2010 and reimbursed business expenses and (2) vested account balances under our 401(k) Plan that is generally available to all of our employees.

Russell C. Taylor

Benefit	Retirement ($)	Death ($)		Disability ($)		Termination by Company without cause or Executive with Good Reason ($)		Termination due to Non- Renewal by Company (Other Than for Cause) ($)		Termination Within Two Years Following or Three Months Prior to a Change in Control ($)(1)		Change in Control Without a Termination ($)
Cash Severance	—	525,000	(2)	525,000	(2)	1,723,151	(3)	1,050,000	(4)	2,100,000	(5)	—
Accelerated Vesting of Stock Options	—	—		—		—		—		329,057		—
Health & Welfare Benefits	—	14,300	(6)	14,300	(6)	26,300	(6)	26,300	(6)	38,300	(6)	—
Excise Tax Gross Up	—	—		—		—		—		—	(7)	—
Total	—	539,300		539,300		1,749,451		1,076,300		2,467,357		—

(1)	Excluding a termination for cause or by reason of death or disability.

(2)	Excluding accrued, but unpaid, base salary and annual bonus, executive is entitled to receive a lump sum payment equal to the lesser of (A) 12 months of base salary or (B) base salary for a period equal to the remainder of the term of the employment agreement.

(3)	Excluding accrued, but unpaid, base salary and annual bonus, executive is entitled to receive a (1) lump sum payment equal to the greater of (A) 24 months of base salary or (B) base salary for a period equal to the remainder of the term of the employment; and (2) lump sump equal to the greater of (x) one times the Target Bonus or (y) payment of the Target Bonus with respect to a period equal to the remainder of the term of the employment agreement.

(4)	Excluding accrued, but unpaid, base salary and annual bonus, executive is entitled to receive a lump sum payment equal to 24 months of base salary.

(5)	Excluding accrued, but unpaid, base salary and annual bonus, executive is entitled to receive a (1) lump sum payment equal to the greater of (A) 36 months of base salary or (B) base salary for a period equal to the remainder of the term of the employment agreement; and (2) lump sump equal to one times the Target Bonus. Payments in respect of a change in control with a termination are in lieu of payments for termination by reason of death or disability or by Cellu Tissue without cause or the executive for good reason or non-renewal of the employment agreement.

(6)	Executive is entitled to continued medical insurance coverage for the applicable period, and the premium cost for a one-year term life insurance policy in the amount of $1,000,000.

(7)	Based on a change in control date of February 28, 2009 and a termination of employment on such date, the resulting parachute payments did not exceed the threshold for imposing any excise taxes under Internal Revenue Code section 4999. As a result, no excise tax gross up would have been required.

David J. Morris

Benefit	Retirement ($)	Death ($)		Disability ($)		Termination by Company without cause or Executive with Good Reason ($)		Termination due to Non- Renewal by Company (Other Than for Cause) ($)		Termination Within Two Years Following or Three Months Prior to a Change in Control ($)(1)		Change in Control Without a Termination ($)
Cash Severance	—	283,000	(2)	283,000	(2)	883,800	(3)	600,800	(4)	—	(5)	—	(5)
Accelerated Vesting of Stock Options	—	—		—		—		—		414,473		—
Health & Welfare Benefits	—	17,400	(6)	17,400	(6)	34,800	(6)	34,800	(6)	34,800	(6)	—
Excise Tax Gross Up	—	—		—		—		—		—	(7)	—
Total	—	300,400		300,400		917,800		635,600		449,273		—

(1)	Excluding a termination for cause or by reason of death or disability.

(2)	Excluding accrued, but unpaid, base salary and annual bonus, executive is entitled to receive a lump sum payment equal to the lesser of (A) 12 months of base salary or (B) base salary for a period equal to the remainder of the term of the employment agreement.

(3)	Excluding accrued, but unpaid, base salary and annual bonus, executive is entitled to receive a (1) lump sum payment equal to 24 months of base salary; and (2) lump sump equal to one times the Target Bonus.

(4)	Excluding accrued, but unpaid, base salary and annual bonus, executive is entitled to receive a lump sum payment equal to 24 months of base salary.

(5)	Executive is not entitled to any specific payments upon a change in control, other than such payments that executive would otherwise be entitled to if termination upon a change in control is by reason of death or disability or by Cellu Tissue for cause or the executive for good reason or non-renewal of the employment agreement, as provided in the related columns.

(6)	Executive is entitled to continued medical insurance coverage for the applicable period.

(7)	Based on a change in control date of February 28, 2009 and a termination of employment on such date, the resulting parachute payments did not exceed the threshold for imposing any excise taxes under Internal Revenue Code section 4999. As a result, no excise tax gross up would have been required.

Steven D. Ziessler

Benefit	Retirement ($)	Death ($)		Disability ($)		Termination by Company without cause or Executive with Good Reason ($)		Termination due to Non- Renewal by Company (Other Than for Cause) ($)		Termination Within Two Years Following or Three Months Prior to a Change in Control ($)(1)		Change in Control Without a Termination ($)
Cash Severance	—	345,000	(2)	345,000	(2)	1,035,000	(3)	690,000	(4)	—	(5)	—	(5)
Accelerated Vesting of Stock Options	—	—		—		—		—		475,239		—
Health & Welfare Benefits	—	19,700	(6)	19,700	(6)	19,700	(6)	37,100	(6)	37,100	(6)	—
Excise Tax Gross Up	—	—		—		—		—		—	(7)	—
Total	—	364,700		364,700		1,054,700		727,100		512,339		—

(1)	Excluding a termination for cause or by reason of death or disability.

(2)	Excluding accrued, but unpaid, base salary and annual bonus, executive is entitled to receive a lump sum payment equal to the lesser of (A) 12 months of base salary or (B) base salary for a period equal to the remainder of the term of the employment agreement.

(3)	Excluding accrued, but unpaid, base salary and annual bonus, executive is entitled to receive a (1) lump sum payment equal to 24 months of base salary; and (2) lump sump equal to one times the Target Bonus.

(4)	Excluding accrued, but unpaid, base salary and annual bonus, executive is entitled to receive a lump sum payment equal to 24 months of base salary.

(5)	Executive is not entitled to any specific payments upon a change in control, other than such payments that executive would otherwise be entitled to if termination upon a change in control is by reason of death or disability or by Cellu Tissue for cause or the executive for good reason, or non-renewal of the employment agreement, as provided in the related columns.

(6)	Executive is entitled to continued medical insurance coverage for the applicable period, and the premium cost for a one-year term life insurance policy in the amount of $1,000,000.

(7)	Based on a change in control date of February 28, 2009 and a termination of employment on such date, the resulting parachute payments did not exceed the threshold for imposing any excise taxes under Internal Revenue Code section 4999. As a result, no excise tax gross up would have been required.

W. Edwin Litton

Mr. Litton is entitled to the benefits under the Cellu Tissue Holdings, Inc. Severance Pay Plan (the “Severance Plan”) in the event he is terminated for any reason other than cause, retirement, death, disability or resignation without cause. The Cellu Tissue Severance Plan provides for Mr. Litton to receive: (i) one year of severance pay, currently equal to $182,475; (ii) an annual bonus that he would have otherwise been entitled to, pro rated for the number of days in the current fiscal year; and (iii) continuation of health and life insurance benefits at the current premiums rates during the term of the severance period. Other than the benefits available under the Cellu Tissue Severance Plan, Mr. Litton is not otherwise entitled to any payments in connection with any termination, including, without limitation, resignation without cause, retirement, death, disability, termination for cause, or as a result of a change in control (nor is he entitled to any gross-up payments under Section 4999 of the Internal Revenue Code), except that, in the event of a change in control, any unvested stock options held by Mr. Litton to purchase shares of common stock of Cellu Tissue Holdings, Inc. would be fully accelerated, if the 2010 Plan and options are not continued under any new owner. Accordingly, if Mr. Litton’s employment was terminated on February 28, 2010 due to a change in control, the value of the acceleration of his outstanding equity was $77,808. Notwithstanding the foregoing, Mr. Litton is entitled to (1) amounts accrued through the date of termination that would be paid in the normal course of continued employment, such as accrued but unpaid salary and earned annual bonus, (2) vested account balances under our 401(k) Plan that is generally available to all of our employees and (3) any post-employment benefits that are available to all of our salaried employees and do not discriminate in favor of Mr. Litton.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation, Nominating and Corporate Governance Committee are Messrs. Ferguson, Troy and Ulsh. None of the members of the Compensation, Nominating and Corporate Governance Committee during fiscal year 2010 has ever been one of our officers or employees. In addition, none of our executive officers serve as a member of a board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board or on the Compensation, Nominating and Corporate Governance Committee.

Compensation, Nominating and Corporate Governance Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis that appears in this Proxy Statement. Based on our review and discussions with management, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

Submitted by the Compensation, Nominating and Corporate Governance Committee:

David L. Ferguson, Chair

Joseph J. Troy*

Gordon A. Ulsh*

R. Sean Honey**

*	Joined the Committee effective January 27, 2010
**	Served on the Committee through January 27, 2010

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Fiscal Year 2010 Related Party Transactions

Management Agreement

On June 12, 2006, the Company, Cellu Parent Holdings, Inc., our parent prior to the IPO (“Cellu Parent”), and Cellu Acquisition Corporation entered into a Management Agreement (the “Management Agreement”) with Weston Presidio Service Company, LLC (“Weston Presidio Service Company”), pursuant to which Weston Presidio Service Company agreed to provide the Company with certain management, consulting, financial and other advisory services. Weston Presidio Service Company is an affiliate of Weston Presidio. In consideration for such services, the Company, Cellu Parent and Cellu Acquisition Corporation jointly and severally agreed to pay Weston Presidio Service Company an annual fee of $450,000, payable in equal quarterly installments, and to reimburse expenses of Weston Presidio Service Company and its affiliates. In addition, in connection with the acquisition of us by Weston Presidio in 2006, and as required by the Management Agreement, the Company paid Weston Presidio Service Company a fee in the amount of $2,000,000. The Management Agreement also provided that the Company, Cellu Parent and Cellu Acquisition Corporation would jointly and severally indemnify Weston Presidio Service Company and its affiliates and their related persons from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and expenses incurred as a result of, arising out of, or in any way relating to the Management Agreement, the services provided under the Management Agreement, the acquisition of the Company by Weston Presidio or its equity interest in and ownership of the Company or Cellu Parent, except for any such indemnified liabilities arising on account of gross negligence or willful misconduct of the party seeking indemnification. If and to the extent that indemnification may be unavailable or unenforceable for any reason, the Company, Cellu Parent and Cellu Acquisition Corporation agreed to make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities that is permissible under applicable law. The foregoing description is qualified in its entirety by reference to the actual Management Agreement. The Management Agreement was terminated in connection with the IPO.

Shareholders’ Agreement

On January 27, 2010 we entered into the Shareholders’ Agreement. Pursuant to the Shareholders’ Agreement, Weston Presidio has the right to nominate one director for election to our Board at the Annual Meeting, and we have agreed to use our best efforts to cause the election of such nominee to the Board. Weston Presidio has nominated Mr. Ferguson for election at the Annual Meeting. If elected at the Annual Meeting, Mr. Ferguson would continue to serve as a class I director with a term expiring at the 2013 annual meeting of stockholders, as described above in “Proposal 1—Election of Directors.”

In addition, the Shareholders’ Agreement provides that the following actions by us or any of our subsidiaries require the approval of Weston Presidio for so long as it owns 35% or more of our outstanding shares of common stock:

•	the hiring or firing of our chief executive officer;

•	any change of control as defined in the replacement shareholders agreement;

•	entering into any agreement providing for the acquisition or divestiture of assets or persons for aggregate consideration in excess of $50 million; and

•	any issuance of equity securities for aggregate consideration in excess of $25 million.

Policy on Related Party Transactions

In accordance with our Policy on Related Party Transactions and Audit Committee Charter, our Audit Committee is responsible for reviewing and approving any transactions, arrangements or other relationships involving any related person or potential conflict of interest transaction and for overseeing our Code of Business Conduct and Ethics, which includes disclosure requirements applicable to our employees and our directors relating to conflicts of interest. Accordingly, the Audit Committee is responsible for reviewing and approving the terms and conditions of all transactions between the Company, any of our directors or executive officers or any of their subsidiaries, affiliates or family members. Therefore, any transactions that meet the requirements for disclosure in this Proxy Statement must be approved or pre-approved by our Audit Committee prior to us entering into such transaction; provided that in accordance with our Policy on Related Party Transactions, the Chair of the Audit Committee has the authority to approve transactions with a related party in which the aggregate amount involved is expected to be less than $200,000. The Chair of the Audit Committee will disclose to the Audit Committee at the each regularly scheduled meeting of the Audit Committee any transactions approved by the Chair in accordance with the Policy on Related Party Transactions. In addition, the Audit Committee has determined that certain transactions are deemed to be pre-approved by the Audit Committee under the terms of the Policy on Related Party Transactions, even if the aggregate amount involved will exceed $120,000. These transactions include the following:

•	employment and compensation of executive officers;

•	director compensation;

•

transactions with other companies at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of the company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenues;

•	certain charitable contributions;

•	transactions where the related person’s interest arises solely from the ownership of Cellu Tissue’s common stock and all holders receive the same benefit on a pro rata basis;

•	transactions where the rates or charges involved are determined by competitive bids;

•	transactions involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; and

•	transactions involving services as a bank, depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

A summary of any new transactions deemed pre-approved under the Policy on Related Party Transactions will be disclosed to the Audit Committee at each regularly scheduled meeting of the Audit Committee. There are no related party transactions.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for, among other things, reviewing with PricewaterhouseCoopers LLP (PwC), our independent registered public accounting firm for fiscal year 2010, the scope and results of their audit engagement. In connection with the audit for the year ended February 28, 2010, the Audit Committee has:

•	reviewed and discussed with management the audited financial statements of Cellu Tissue to be included in our Annual Report on Form 10-K for the year ended February 28, 2010;

•

discussed with PwC the matters required by the statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received the written disclosures and letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC their independence.

Management is primarily responsible for Cellu Tissue’s financial reporting process (including its system of internal control) and for the preparation of the consolidated financial statements of Cellu Tissue in accordance with generally accepted accounting principles (GAAP). PwC is responsible for auditing those financial statements and issuing an opinion on whether the audited financial statements conform with GAAP. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. Therefore, the Audit Committee has relied on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of PwC included in their report to the financial statements of Cellu Tissue.

Based on the review and the discussions described in the preceding bullet points, the Audit Committee has recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended February 28, 2010.

Submitted by the Audit Committee on June 15, 2010:

Cynthia T. Jamison, Chair

Joseph J. Troy

Gordon A. Ulsh

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FEES AND SERVICES

Fiscal 2010 and 2009 Fees

Aggregate fees for professional services rendered to us by PwC as of and for the fiscal year ended February 28, 2010 and aggregate fees for professional services rendered to us by PwC and Ernst & Young LLP as of and for the fiscal year ended February 28, 2009 are set forth below. The aggregate fees included in the Audit Fees category are fees billed for the fiscal years for the audit of our annual financial statements and review of regulatory filings. The aggregate fees included in each of the other categories are for fees billed in the fiscal years.

	February 28, 2010	February 28, 2009
Audit Fees	$600,000	$1,197,203
Audit-Related Fees	682,000	547,000
Tax Fees	160,000	223,949
All Other Fees	—	—

Total Fees	$1,442,000	$1,968,152

Note: On November 18, 2008, the Audit Committee dismissed Ernst & Young LLP as our independent registered public accounting firm. Audit fees, audit-related fees and tax fees paid to such firm in fiscal year 2009 were $440,528, $265,000 and $223,949, respectively. On the same date, the Audit Committee approved the engagement of PwC as our independent registered public accounting firm. Audit and audit-related fees paid to such firm in fiscal year 2009 were $756,675 and $282,000, respectively.

Audit Fees: Fees for audit services include fees associated with the annual audits and reviews of our quarterly reports on Form 10-Q and annual report on Form 10-K.

Audit-Related Fees: Fees for audit-related services in fiscal year 2010 relate to services rendered in connection with our debt offering and initial public offering and fiscal year 2009 relate to the acquisition related audit, including due diligence, which were pre-approved by the Company’s audit committee.

Tax Fees: Fees for tax services relate to the preparation of U.S. and Canadian tax returns, other miscellaneous compliance matters and foreign tax planning.

Pre-Approval of Audit and Permissible Non-Audit Services

Our Audit Committee has established a policy requiring the pre-approval of all audit and non-audit services provided by the Company’s independent registered public accountants. The policy provides for pre-approval of audit, audit-related and tax services through the application of detailed policies and procedures or by specific review of each service by the Audit Committee. The Audit Committee will not approve any non-audit services prohibited by the SEC. In the event the Audit Committee approves any non-audit services by the Company’s independent registered public accountants that are not prohibited by the SEC, such approval shall be disclosed in periodic reports filed by the Company under the Exchange Act. The Audit Committee may delegate pre-approval to one or more of its members, and if such authority is delegated, the member or members to whom such authority is delegated will report any pre-approval decisions at the Audit Committee’s next scheduled meeting for review by the Audit Committee. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve services of our independent registered public accountants.

All fees paid to PwC during fiscal year 2010 were pre-approved by the Audit Committee.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information as of February 28, 2010 about our common stock that may be issued under our 2006 Stock Incentive Plan and our 2010 Equity Compensation Plan.

Plan Category	(a) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)	(b) Weighted Average Exercise Price of Outstanding Options ($)/Sh	(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)
Equity compensation plans approved by Shareholders:
2006 Stock Incentive Plan	703,672	5.13	—
2010 Equity Compensation Plan	325,639	11.45	2,469,361

Total	1,029,311	7.14	2,469,361

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than ten percent of our common stock to file with the SEC certain reports with respect to each such person’s beneficial ownership of our equity securities. Based solely upon a review of the reports furnished to the company, or written representations from reporting persons that all reportable transactions were reported, the company believes that during the fiscal year ended February 28, 2010 (for the period in which such persons were subject to reporting requirements) the Company’s officers, directors and greater than ten percent owners timely filed all reports they were required to file under Section  16(a).

Stockholder Proposals

Rule 14a-8 Proposals for Our 2011 Proxy Statement

Pursuant to Rule 14a-8 under the Exchange Act, a stockholder proposal submitted for inclusion in our proxy statement for the 2011 Annual Meeting must be received by February 25, 2011. However, pursuant to such rule, if the 2010 Annual Meeting is held on a date that is before June 22, 2011 or after August 21, 2011, then a stockholder proposal submitted for inclusion in our proxy statement for the 2011 Annual Meeting must be received by us a reasonable time before we begin to print and mail our proxy statement for the 2011 Annual Meeting.

Stockholder Proposals of Business

Under our bylaws, a stockholder is eligible to submit a stockholder proposal for business (other than nominations of directors, the procedures for which are described below) at an annual meeting outside the processes of Rule 14a-8 if the stockholder (1) is a stockholder of record based on the record date for determining stockholders entitled to vote at the annual meeting, (2) is a stockholder of record on the date the stockholder gives notice of the proposal to our Corporate Secretary and (3) complies with the notice procedures set forth in our bylaws. In addition, the proposal must be a proper matter for stockholder action under Delaware General Corporation Law and the stockholder must provide timely notice of the proposal in writing to our Corporate Secretary. To be timely under our bylaws, our Corporate Secretary must receive advance notice of a proposal for business at the 2011 Annual Meeting between March 24, 2011 and April 23, 2011, provided however, if and only if the 2011 Annual Meeting is not scheduled to be held between June 22, 2011 and August 21, 2011, such stockholder’s notice must be delivered to our Corporate Secretary by the tenth day following the day on which the date of the 2011 Annual Meeting is publicly disclosed or the date which is 90 days prior to the date of the annual meeting, whichever is later.

The advance notice of the proposal must contain certain information specified in our bylaws, including information concerning the proposal and the stockholder proponent, and the stockholder must update and supplement that information as of the record date for the 2011 Annual Meeting (not later than five business days after the record date) and as of the date that is ten business days prior to the 2011 Annual Meeting (not later than eight business days prior to the date of the 2011 Annual Meeting). The foregoing description is only a summary of the requirements of our bylaws. Stockholders intending to submit a proposal of business at the 2011 Annual Meeting outside the processes of Rule 14a-8 must comply with the provisions specified in our bylaws, as amended and restated effective January 27, 2010, which were filed with the SEC as an exhibit to a Form 8-K on January 27, 2010.

Stockholder Nominations of Directors

Stockholders may nominate directors for election without consideration by the Compensation, Nominating and Corporate Governance Committee by complying with the eligibility, advance notice and other provisions of our bylaws. Under our bylaws, a stockholder is eligible to submit a stockholder nomination of directors at an annual meeting if the stockholder (1) is a stockholder of record based on the record date for determining stockholders entitled to vote at the annual meeting, (2) is a stockholder of record on the date the stockholder gives notice of the proposal to our Corporate Secretary and (3) complies with the notice procedures set forth in our bylaws. The stockholder also must provide timely notice of the nomination in writing to our Corporate Secretary. To be timely under our bylaws, our Corporate Secretary must receive advance notice of a nomination for election of a director at the 2011 Annual Meeting between March 24, 2011 and April 23, 2011, provided however, if and only if the 2011 Annual Meeting is not scheduled to be held between June 22, 2011 and August 21, 2011, such stockholder’s notice must be delivered to our Corporate Secretary by the tenth day following the day on which the date of the 2011 Annual Meeting is publicly disclosed or the date which is 90 days prior to the date of the annual meeting, whichever is later. Provided further, if, and only if, the number of directors to be elected to the Board is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board by April 13, 2011, a stockholder’s notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Corporate Secretary by the tenth day following the day on which the announcement is first made by the Company.

The advance notice of the nomination must contain certain information specified in our bylaws, including information concerning the nominee and the stockholder proponent, and the stockholder must update and supplement that information as of the record date for the 2011 Annual Meeting (not later than five business days after the record date) and as of the date that is ten business days prior to the 2011 Annual Meeting (not later than eight business days prior to the date of the 2011 Annual Meeting). The foregoing description is only a summary of the requirements of our bylaws. Stockholders intending to submit a nomination for the 2011 Annual Meeting must comply with the provisions specified in our bylaws, as amended and restated effective January 27, 2010, which were filed with the SEC as an exhibit to a Form 8-K on January 27, 2010.

Contact Information

Stockholder proposals should be sent to:

Cellu Tissue Holdings, Inc.

1855 Lockeway Drive

Suite 501

Alpharetta, Georgia 30004

Attention: Corporate Secretary

Householding

As permitted by the Exchange Act, only one copy of this Proxy Statement is being delivered to stockholders residing at the same address unless such stockholders have notified us of their desire to receive multiple copies. Upon oral or written request, we will promptly deliver a separate copy of this Proxy Statement, as applicable, to any stockholder residing at an address to which only one copy was mailed. Stockholders who participate in householding will continue to be able to separately vote their proxy.

Stockholders residing at the same address and currently receiving only one copy of this Proxy Statement may contact us to request multiple copies in the future, and stockholders residing at the same address and currently receiving multiple copies of this Proxy Statement may contact us to request a single copy in the future. All such requests should be directed to our Corporate Secretary by mail to Cellu Tissue Holdings, Inc., 1855 Lockeway Drive, Suite 501, Alpharetta, Georgia 30004, or by phone at (678) 393-2651.

The board of directors knows of no other matters to be brought before the Annual Meeting.

By Order of the Board of Directors,

W. Edwin Litton

General Counsel, Senior Vice President and

Corporate Secretary

Alpharetta, Georgia

June 25, 2010

Cellu Tissue Holdings, Inc.

WO# 77023
▼ FOLD AND DETACH HERE ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS.	Please mark your votes as indicated in this example	☒

	FOR	WITHHOLD	*EXCEPTIONS
	ALL	FOR ALL
1. ELECTION OF DIRECTORS	☐	☐	☐
Nominees:

01 David L. Ferguson
02 Russsell C. Taylor

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian. Please give full title as such.

Signature	Signature	Date

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the July 22, 2010 Meeting of shareholders. The Proxy Statement and the 2010 Annual Report to Stockholders are available at: www.cellutissue.com/proxy.pdf

▼  FOLD AND DETACH HERE  ▼

PROXY

CELLU TISSUE HOLDINGS, INC.

Annual Meeting of Stockholders – July 22, 2010

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Russell C. Taylor and W. Edwin Litton with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Cellu Tissue Holdings, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held July 22, 2010 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250
(Continued and to be marked, dated and signed, on the other side)
WO# 77023